CONSTRUCTION LOAN AGREEMENT
among

STRATUS LAKEWAY CENTER, L.L.C.
as Borrower
and

PLAINSCAPITAL BANK
as Administrative Agent
and

The Other Financial Institutions
Party Hereto as Lenders

dated as of
September 29, 2014

$62,860,000 Construction Loan

PlainsCapital Bank
as Sole Arranger and Sole Book Manager

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Terms Generally	17
1.3	Accounting Terms	18
1.4	Counting Days	18
1.5	Rounding	18
1.6	Exhibits	18

SECTION 2. CONSTRUCTION FACILITY		18
2.1	Commitment to Lend	18
2.2	Use of Proceeds	19
2.3	Evidence of Debt	19
2.4	Interest Rates	20
2.5	Payment Schedule; Conversion to Mini-Perm; Maturity Date	20
2.6	Prepayment	21
2.7	Concerning Advances and Payments	21
2.8	Administrative Agent Advances	23
2.9	Defaulting Lender	23
2.10	Several Obligations; No Liability, No Release	25
2.11	Lakeway Letter of Credit	25
2.12	Sharing of Payments by Lenders	26
2.13	Late Charge	26
2.14	Payments Set Aside	26

SECTION 3. UNAVAILABILITY OF RATE		26
3.1	Unavailability of Rate	26
3.2	Survival	27

SECTION 4. BUDGET; BORROWER'S DEPOSIT		27
4.1	Budget	27
4.2	Interest Reserve	28
4.3	Borrower's Deposit	28

SECTION 5. COLLATERAL		28
5.1	Lien Against Project	28
5.2	Guaranties	29
5.3	Assignment of Construction Contracts	29
5.4	Assignment of Design Services Contracts	30
5.5	Assignment of Plans	31
5.6	Assignment of Project Management Contract	32
5.7	Assignment of Management Agreement	33
5.8	Partial Releases	33

SECTION 6. CONDITIONS PRECEDENT TO CLOSING		33
6.1	Fees and Expenses	34
6.2	Effectiveness of Loan Documents	34
6.3	Legal Opinion	34
6.4	Insurance Certificate	34
6.5	Documentation and Proceedings	34

i

6.6	Title Insurance	35
6.7	Survey	35
6.8	Appraisal Requirement	35
6.9	Environmental Site Assessment	35
6.10	ESA Reliance Letter	35
6.11	No Special Flood Hazard	35
6.12	Tax Certificates	36
6.13	Financial Statements	36
6.14	Lien Searches	36
6.15	Priority	36
6.16	HEB Lease	36
6.17	Compliance with Closing Conditions Certificate	36
6.18	No Material Changes	36
6.19	Representations and Warranties	36
6.20	Other Documents	37
6.21	Closing of Acquisition of JTTT Enterprises Tract	37
6.22	Equity Requirement	37
6.23	Deemed Consent of Lenders	37

SECTION 7. ADVANCES OF LOAN AMOUNT		37
7.1	Procedure for Advances	37
7.2	Advances	38
7.3	Conditions to First Advance	39
7.4	Conditions to All Advances	41
7.5	Final Advance	43
7.6	Direct Advances	43
7.7	Funding	44
7.8	Conditions and Waivers	44
7.9	No Advances During Event of Default or After Potential Default	44

SECTION 8. ADDITIONAL COVENANTS AND REPRESENTATIONS CONCERNING
CONSTRUCTION		45
8.1	Plans and Specifications	45
8.2	Contracts	45
8.3	Construction of the Improvements	45
8.4	Changes	46
8.5	Inspection	46
8.6	Storage of Materials	46
8.7	Construction Consultant	46
8.8	Payment of Withholding Taxes	47
8.9	Reports and Testing	47
8.10	Representations and Warranties	47
8.11	Mechanics' Liens	48
8.12	Certain Lease Restrictions	48

SECTION 9. AFFIRMATIVE COVENANTS		49
9.1	Financial Statements and Other Information	49
9.2	Adverse Conditions or Events	50
9.3	Taxes and Other Obligations	51
9.4	Insurance	51
9.5	Compliance with Governmental Requirements	51

9.6	Compliance with Material Agreements	51
9.7	Maintenance of Records	51
9.8	Inspection of Books and Records	52
9.9	Existence and Qualification	52
9.10	Maintenance	52
9.11	Correction of Defects	52
9.12	Compliance with Leases	52
9.13	Affidavits of Commencement and Completion	52
9.14	Administrative Agent as Principal Depository	52
9.15	Appraisals	52
9.16	Keepwell	53
9.17	Debt Service Coverage Ratio	53
9.18	Further Assurances	53

SECTION 10. NEGATIVE COVENANTS		53
10.1	Negative Pledge	53
10.2	Merger, Etc	53
10.3	Extensions of Credit	54
10.4	Borrowings	54
10.5	Dividends and Distributions	54
10.6	Transfer of Assets	54
10.7	Investments	54
10.8	Change of Control of Borrower	55
10.9	Modification of Company Agreement	55
10.10	No Negative Pledge	55
10.11	Swap Agreements	55
10.12	Change in Nature of Business	55
10.13	Arm's Length Transactions	55
10.14	Subsidiaries	55
10.15	Management	55
10.16	Exceptions	55

SECTION 11. REPRESENTATIONS AND WARRANTIES		55
11.1	Title	55
11.2	Financial Statements	56
11.3	Good Standing	56
11.4	Authority and Compliance	56
11.5	Binding Agreements	56
11.6	Litigation	56
11.7	No Conflicting Agreements	56
11.8	Commencement of Construction	56
11.9	Taxes	56
11.10	No Default	56
11.11	Adverse Circumstances	57
11.12	Accuracy of Information	57
11.13	ERISA	57
11.14	Environmental	57
11.15	Consents, Approvals and Filings, Etc	57
11.16	Contracts, Agreements and Leases	57
11.17	No Assignment	57
11.18	Subsidiaries	57

11.19	Commercial Purpose	57
11.20	Disclaimer of Permanent Financing	57
11.21	Anti-Corruption Laws and Sanctions	58
11.22	Continuation of Representations and Warranties	58

SECTION 12. DEFAULT		58
12.1	Nonpayment	58
12.2	Representations and Warranties	58
12.3	Default in Covenants Under Agreement	58
12.4	Default in Other Loan Documents	59
12.5	Default in Other Debt	59
12.6	Validity of Loan Documents	59
12.7	Bankruptcy	59
12.8	Judgments and Decrees	59
12.9	Swap Agreement Default	59
12.10	Certain Events Related to Construction of Project	59
12.11	Transfer of Project	60
12.12	Cost Overrun	60
12.13	Destruction or Condemnation of Improvements	60
12.14	HEB Lease	60
12.15	ERISA	60

SECTION 13. REMEDIES		61
13.1	Remedies	61
13.2	Application of Payments	61
13.3	Right of Setoff	62
13.4	Cash Collateralize Lakeway Letter of Credit	62

SECTION 14. EXPENSES AND INDEMNITY		62
14.1	Costs and Expenses	62
14.2	Borrower's Indemnity	63
14.3	Reimbursement by Lenders	64
14.4	Waiver of Consequential Damages, Etc	64
14.5	Payments	65
14.6	Survival	65

SECTION 15. AGENCY		65
15.1	Appointment and Authority	65
15.2	Rights as a Lender	65
15.3	Exculpatory Provisions	65
15.4	Reliance by Administrative Agent	66
15.5	Delegation of Duties	66
15.6	Resignation of Administrative Agent	67
15.7	Non‑Reliance on Administrative Agent and Other Lenders	67
15.8	No Other Duties, Etc	67
15.9	Indemnification of Administrative Agent	68
15.10	Releases; Acquisition and Transfers of Collateral	68
15.11	Benefit	69
15.12	Agent; Lead Manager	69
15.13	Concerning the Lakeway Letter of Credit	70

SECTION 16. MISCELLANEOUS		70
16.1	Notices; Effectiveness; Electronic Communication	70
16.2	Successors and Assigns	71
16.3	Cumulative Rights and No Waiver	74
16.4	Governing Law; Jurisdiction; Venue	74
16.5	Amendments	75
16.6	Survival	76
16.7	Authorization to File Financing Statements	76
16.8	Partial Invalidity	77
16.9	Survivability	77
16.10	Waiver Fee	77
16.11	Reserved	77
16.12	Environmental	77
16.13	Agreement Controlling	77
16.14	No Partnership, Etc	77
16.15	Interest Rate Limitation	78
16.16	Joint Preparation; Construction of Indemnities and Releases	79
16.17	Form and Number of Documents	79
16.18	Ceiling Election	79
16.19	Counterparts; Integration; Effectiveness; Electronic Execution	79
16.20	Consents	80
16.21	Reservations of Rights	80
16.22	Treatment of Certain Information; Confidentiality	80
16.23	Concerning Swap Agreements	81
16.24	Waiver of Jury Trial	81

SECTION 17. NOTICES		81
17.1	Notice of Final Agreement	81
17.2	USA Patriot Act Notice	82

v

LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1	Schedule of Lenders

Schedule 5.7	Minimum Pad Site Release Prices

Schedule 11.6	List of Pending Litigation

Schedule 16.1	Administrative Agent's Office; Certain Addresses For Notices

A	Miscellaneous Information	Various

B	Draw Request Package	§ 1.1

C	Budget	§ 1.1

C-1	Phase 1 Budget	§ 1.1

D	Survey Requirements	§ 6.8

E	Affidavit of Commencement	§ 1.1

F	Affidavit of Completion	§ 1.1

G	Assignment and Assumption	§ 1.1

H	Form of Note	§ 1.1

I	Site Plan	§ 1.1

J	Form of Partial Release	§ 5.8

K	Compliance Certificate	§ 9.1(d)

L	Lakeway Letter of Credit	§ 2.11

CONSTRUCTION LOAN AGREEMENT
THIS CONSTRUCTION LOAN AGREEMENT is made and entered into as of September 29, 2014, by and among each Lender from time to time a party hereto, PLAINSCAPITAL BANK, a state banking association as Administrative Agent, and STRATUS LAKEWAY CENTER, L.L.C., a Texas limited liability company.
In consideration of the creation of the construction loan facility described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
SECTION 1. DEFINITIONS
1.1    Certain Definitions. In addition to any other terms defined herein, the following terms shall have the meanings set forth with respect thereto:
"Acquisition Date": See Section 15.10(b).
"Act ": See Section 17.2.
"Adjustment Date" has the meaning set forth in the definition of WSJ LIBOR One Month Floating Rate.
"Administrative Agent" means PlainsCapital Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
"Administrative Agent Advances": See Section 2.8(a).
"Administrative Agent's Office" means Administrative Agent's address and, as appropriate, account as set forth on Schedule 16.1, or such other address or account as Administrative Agent hereafter may from time to time notify Borrower and Lenders.
"Administrative Agent's Time" means the time of day observed in the city where Administrative Agent's Office is located.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by Administrative Agent.
"Affidavit of Commencement" means the affidavit in form and substance as set forth on Exhibit E attached hereto.
"Affidavit of Completion" means the affidavit in form and substance as set forth on Exhibit F attached hereto.
"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

CONSTRUCTION LOAN AGREEMENT – Page 1

"Agent-Related Persons" means Administrative Agent, together with its Affiliates (including Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
"Aggregate Commitments" means the Commitments of all the Lenders.
"Aggregate Cost": See Section 4.1.
"Aggregate Outstanding Credit Exposure" means, at any time, the aggregate outstanding principal amount of all advances of the Loan outstanding hereunder at such time.
"Agreement" means this Construction Loan Agreement, including all schedules and exhibits attached hereto and listed in the table of contents, and all subsequent modifications and amendments hereto.
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
"Applicable Margin" means 2.75%.
"Appraisal" means an appraisal which meets the requirements of FIRREA and is in form and substance satisfactory to Administrative Agent, prepared by an independent MAI appraiser satisfactory to Administrative Agent, setting forth the market value of the Land and the Improvements. The initial Appraisal, and at Administrative Agent's request any updated or subsequent Appraisal, shall, in addition to setting forth the value of the Land and the Improvements as of a specific date, also set forth the value of the Land and the Improvements as completed, all in accordance with FIRREA.
"Appraised Value" means with respect to the Land and the Improvements, the appraised value of the Land and Improvements as determined by an Appraisal.
"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Architect" means Borrower's architect licensed in the State of Texas, acceptable to Administrative Agent, and named in Exhibit A.
"Architect's Consent and Agreement": See Section 7.3(b).
"Arranger" means PlainsCapital Bank, in its capacity as sole arranger and sole book manager.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 16.2), and accepted by Administrative Agent, in substantially the form of Exhibit G or any other form approved by Administrative Agent.
"Assignment of Management Agreement": See Section 5.7.
"Authorization Certificate": See Section 6.5.

CONSTRUCTION LOAN AGREEMENT – Page 2

"Bankruptcy Default" means an Event of Default described in Section 12.7.
"Bankruptcy Event" means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
"Borrower" means Stratus Lakeway Center, L.L.C., a Texas limited liability company.
"Borrower's Deposit" means the funds deposited by Borrower with Administrative Agent pursuant to Section 4.3.
"Budget" means a budget and cost itemization prepared by Borrower, and approved in writing by Administrative Agent, specifying the cost by item of (a) acquisition of the Land; (b) all labor, materials, and services necessary for the construction of the Improvements in accordance with the Plans and all Governmental Requirements; and (c) all other expenses anticipated by Borrower incident to the Loan, the Project, and the construction of the Improvements. A copy of the Budget is attached hereto as Exhibit C.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where Administrative Agent's Office is located. Unless otherwise provided, the term "days" means calendar days.
"Business Plan": See Section 15.10(b).
"Cash Collateralize": See Section 7 of Exhibit L.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Claims" means any and all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories), of any and every kind of character, contingent or otherwise, matured or unmatured, known or unknown, foreseeable or unforeseeable.

CONSTRUCTION LOAN AGREEMENT – Page 3

"Closing Date": See Section 6.
"Code" means the Internal Revenue Code of 1986, as amended.
"Commitment" means, as to each Lender, its obligation to advance its Pro Rata Share of the Loan in an aggregate principal amount not exceeding the amount set forth opposite such Lender's name on the Schedule of Lenders at any one time outstanding, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.
"Committed Amount" means $35,000,000; provided that if the Syndication Event occurs, then "Committed Amount" shall mean the lesser of (i) $62,860,000, or (ii) eighty percent (80%) of the Aggregate Cost, or (iii) eighty percent (80%) of the stabilized appraised market value as determined by the most recent Appraisal performed for the Project; and provided further that during the period that the Lakeway Letter of Credit is outstanding, the "Committed Amount" shall be reduced by the undrawn amount thereof.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Compensation Period": See Section 2.7(e).
"Completion Date" means the Completion Date specified on Exhibit A.
"Construction Consultant" means the construction consultant, if any, engaged by Administrative Agent with respect to the Project.
"Construction Contract" means each agreement made by Borrower related in any way to the construction of the Improvements.
"Contested in Good Faith" means, as to any payment, tax, assessment, charge, levy, lien, encumbrance or claim, contesting the amount, applicability or validity thereof in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted in a manner satisfactory to Administrative Agent, provided that (a) a deposit of funds or other security satisfactory to Administrative Agent in the full amount of such contested payment, tax, assessment, charge, levy, lien, encumbrance or claim has been provided for in a manner satisfactory to Administrative Agent, and (b) the enforcement of the contested payment, tax, assessment, charge, levy, lien, encumbrance or claim is stayed in a manner satisfactory to Administrative Agent pending the resolution of such contest.
"Contract Rate" the WSJ LIBOR One Month Floating Rate plus the Applicable Margin; provided that in no event shall the Contract Rate ever exceed the Maximum Rate or be less than 2.9% per annum, and provided further, that after the occurrence of an Event of Default, the Contract Rate shall at Administrative Agent's option be the Past Due Rate with respect to all past due payments of principal and interest.
"Contractor" means each Person with whom Borrower makes a Construction Contract.
"Contractor's Consent and Agreement": See Section 7.3(d).

CONSTRUCTION LOAN AGREEMENT – Page 4

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
"Conversion Date" means September 29, 2016; provided that if the Syndication Event occurs, the "Conversion Date" shall mean September 29, 2017.
"Debt Service" means the principal (if any) and interest payable under the Loan for the applicable period based on a 25-year amortization and the stated interest rate on the Loan in effect at the time of measurement.
"Debt Service Coverage Ratio" means the ratio of (a) Net Operating Income to (b) Debt Service.
"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
"Deed of Trust" means that certain Deed of Trust, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement made by Borrower to Scott Luedke as trustee for the benefit of Administrative Agent and Lenders and the Lender Swap Providers of even date herewith, and all subsequent modifications and amendments thereto.
"Defaulting Lender" means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund its Pro Rata Share of a Payment Amount or (ii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Borrower or any Loan Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
"Design Professional" means collectively, the Architect, the Engineer and all other architects, engineers, other professional consultants and planners with whom Borrower contracts for the providing of planning, design, architectural, engineering or other similar services relating to the Improvements, if any.
"Design Services Contract" means collectively, all contracts and agreements entered into between Borrower and each Design Professional pertaining to the design, development and construction of the Improvements, if any.
"Draw Request" means a draw request made pursuant to a Draw Request Package.

CONSTRUCTION LOAN AGREEMENT – Page 5

"Draw Request Package" means the draw request package attached hereto as Exhibit B.
"Electronic Signature" means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include Borrower or any of Borrower's Affiliates or Subsidiaries.
"Engineer" means Borrower's engineer licensed in the State of Texas, acceptable to Administrative Agent, and named in Exhibit A.
"Engineer's Consent and Agreement": See Section 7.3(c).
"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
"Equity Requirement" means an amount equal to $15,046,782.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as in effect as of the date hereof and any subsequent provisions which are amendatory thereof, supplemental thereto or substituted therefor. In addition, the terms "Multiemployer Plan," "PBGC," "Prohibited Transaction," and "Reportable Event" have the same meanings as provided therefor in ERISA.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
"ERISA Plan" means, at any time, any employee benefit plan which is covered by ERISA and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under ERISA be deemed to be) an "employer" as defined in ERISA.
"Event of Default": See Section 12.
"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

CONSTRUCTION LOAN AGREEMENT – Page 6

"Excusable Delays" means a delay caused by unusually adverse weather conditions which have not been taken into account in the construction schedule, fire, earthquake or other acts of God, strike, lockout, acts of public enemy, riot or insurrection or any unforeseen circumstances or events (except financial circumstances or events or matters which may be resolved by the payment of money) beyond the control of Borrower, provided that Borrower shall notify Administrative Agent in writing within five (5) days after such occurrence; and provided further that no Excusable Delay shall extend the Completion Date or suspend or abate any obligation of Borrower or any other Loan Party to pay any money.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
"Federal Funds Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
"FIRREA" means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time.
"Foreign Lender" means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.
"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applied to the circumstances as of the date of determination, consistently applied.
"General Contractor" means Borrower's general contractor acceptable to Administrative Agent and named in Exhibit A, or such other replacement general contractor acceptable to Administrative Agent and satisfying such insurance and bond requirements as Administrative Agent may require.
"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
"Governmental Requirements" means (i) any and all present and future judicial decisions, laws, statutes, rulings, rules, regulations, permits, certificates, or ordinances of any Governmental Authority in any way applicable to Borrower, any Guarantor or the Project, including, without limiting the generality

CONSTRUCTION LOAN AGREEMENT – Page 7

of the foregoing, the ownership, use, occupancy, possession, construction, operation, maintenance, alteration, repair, or reconstruction thereof, (ii) any and all covenants, conditions, and restrictions contained in any deeds, other forms of conveyance, or in any other instruments of any nature that relate in anyway or are applicable to the Project or the ownership, use, or occupancy thereof, and (iii) Borrower's or any Guarantor's present or subsequently effective bylaws and articles of incorporation, operating agreement and articles of organization or partnership, limited partnership, joint venture, trust, or other form of business association agreement.
"Gross Income" means, for the applicable period, all rentals, revenues, and other cash forms of consideration, received by, or paid to or for the account of or for the benefit of, Borrower resulting from or attributable to the operation, leasing, or occupancy of the Project, determined on a cash basis (except as specified herein), including the following: (i) rents actually paid by any tenants of the Project using for all calculations hereunder the rents actually paid, including percentage rent; (ii) rents and receipts actually received by or for the benefit of Borrower with respect to cable television, licenses, concessions, vending machines, parking fees, utilities, and similar items relating to the Project; (iii) proceeds actually received by or for the benefit of Borrower in connection with any rental loss or business interruption insurance with respect to the Project; (iv) any other fees or rents collected by, for or on behalf of Borrower with respect to leasing or operating the Project; (v) any refunds of deposits with respect to utilities, operations, or leases related to any portion of the Project; (vi) interest, if any, earned by Borrower on security and other type deposits of and advance rentals paid by, any tenants of the Project; and (vii) the amount of any security and other type deposits and advance rentals relating to the Project which have been forfeited. Notwithstanding anything included within the above definition of Gross Income, there shall be excluded from Gross Income the following: (1) any security or other deposits of tenants, unless and until the same actually are either applied to actual rentals owed or other charges or fees or forfeited; (2) the proceeds of any financing or refinancing with respect to all or any part of the Project; (3) the proceeds of any sale or other capital transaction (excluding Leases for occupancy purposes only) of all or any portion of the Project; (4) any insurance or condemnation proceeds paid with respect to the Project to the extent such proceeds are available and are used to restore or rebuild the Project as may be permitted in accordance with the terms of the Deed of Trust, except for rental loss or business interruption insurance; and (5) any insurance and condemnation proceeds applied in reduction of the principal of the Obligations in accordance with the terms of the Loan Documents; provided, however, that nothing set forth herein shall in any manner imply Lender's consent to a sale, refinancing or other capital transaction.
"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
"Guarantor" means Stratus Properties Inc., and any other Person which subsequently guaranties the payment and performance of the Obligations.
"Guaranty Agreement": See Section 5.2.

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"Hazardous Materials" include all materials defined as hazardous materials or substances under any Governmental Requirements related to the environment, and petroleum, petroleum products, oil and asbestos.
"HEB" means HEB Grocery Company, LP, a Texas limited partnership.
"HEB Lease" means the Lease Agreement dated as of August 22, 2014, between Borrower as landlord and HEB as tenant for the HEB Leased Premises, which Lease has been approved by Administrative Agent.
"HEB Leased Premises" means the approximately 15.446 acre parcel that is part of the Land and that is identified as Lot 1, Block A, the Oaks at Lakeway Subdivision, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 201400156, Official Public Records of Travis County, Texas.
"Honor Date": See Section 3 of Exhibit L.
"Improvements" means, collectively, the Phase 1 Improvements and the Phase 2 Improvements (inclusive of the building to be constructed by HEB under the HEB Lease) which are a portion of an approximately 245,983 square foot mixed-use shopping center to be constructed on the Land; provided that in the event that the Syndication Event does not occur, then as of the day after the end of the Post-Closing Syndication Period "Improvements" shall mean only the Phase 1 Improvements.
"Indemnified Liabilities": See Section 14.2.
"Indemnified Parties" means (i) Administrative Agent on behalf of itself and the Lenders, and each Lender; (ii) the Trustee under the Deed of Trust; (iii) any Persons owned or Controlled by, owning or controlling, or under common Control or affiliated with any Lender and/or such Trustee; (iv) any participants in the Loan; (v) the directors, officers, partners, employees and agents of Administrative Agent, any Lender and/or such Trustee, and/or such Persons; and (vi) the heirs, personal representatives, successors and assigns of each of the foregoing Persons.
"Indemnitees": See Section 14.2.
"Information": See Section 16.22.
"Interest Payment Date" means the first day of each month.
"Interest Reserve": See Section 4.2.
"JTTT Enterprises Tract" means the tract identified as Lots 8 and 9, Block B, the Oaks at Lakeway Subdivision, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 201400156, Official Public Records of Travis County, Texas.
"Lakeway Letter of Credit" means a letter of credit to be issued for the account of Borrower in favor of the City of Lakeway, Travis County, Texas, in the face amount of approximately $779,112, together with any and all extensions, renewals or modifications thereof, substitutions therefor or replacements thereof.
"Land": See Section 5.1(a).

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"Leases" means any and all leases, subleases, licenses, concessions, or other agreements (whether written or oral, or now or hereafter in effect) which grant to third parties a possessory interest in and to, or the right to use or occupy, all or any part of the Project, together with all security and other deposits or payments made in connection therewith.
"Lender" means the Persons listed on Schedule 1.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
"Lender Swap Agreement" means any Swap Agreement permitted hereunder that is entered into between Borrower and any of its Affiliates, on the one hand, and a Lender Swap Provider, on the other.
"Lender Swap Provider" means any Person that, at the time it enters into a Swap Agreement permitted hereunder, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Agreement.
"Letter of Credit Application" means an application or agreement for the issuance or amendment of the Lakeway Letter of Credit in the form in use by PlainsCapital Bank.
"Loan" means the loan by Lenders to Borrower, in the Committed Amount.
"Loan Documents" means this Agreement, the Notes, the Deed of Trust, the Guaranty Agreement, any applicable UCC financing statements, the Letter of Credit Application executed and delivered in connection with the Lakeway Letter of Credit, the Architect's Consent and Agreement, the Contractor's Consent and Agreement, the Engineer's Consent and Agreement, the Project Manager’s Consent and Agreement, the Authorization Certificates, and such other documents evidencing, securing or pertaining to the Loan as shall from time to time be executed and delivered by Borrower or any other Loan Party to Administrative Agent or any Lender in connection with the Loan, including each Draw Request, the Phase 1 Budget and the Budget, any future amendments hereto, or restatements hereof, or pursuant to the terms of any of the other Loan Documents, together with any and all renewals, extensions, and restatements of, and amendments and modifications to, any such agreements, documents, and instruments, but excluding any Lender Swap Agreements and any Secured Treasury Management Agreements.
"Loan Party" means Borrower, each Guarantor and each other Person who is, or whose property is, directly or indirectly liable for the Obligations.
"Management Agreement" means that certain Project Development and Management Agreement between Borrower and Stratus Lakeway Development, L.L.C. dated as of August 22, 2014, providing for the management of the Project.
"Material Adverse Effect" means (i) a material adverse effect upon the validity or enforceability of any of the Loan Documents, (ii) a material adverse change in, or a material adverse effect upon, the condition (financial or otherwise), business, assets, prospects, or operations of Borrower or any other Loan Party, (iii) a material impairment of the ability of Borrower or any other Loan Party to fulfill its obligations under any of the Loan Documents, or (iv) a material impairment of the value of any collateral from time to time securing the Obligations or the ability of Administrative Agent or any Lender to realize thereon.
"Maturity Date" means September 29, 2019.

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"Maximum Rate" means the higher of the maximum interest rate allowed by applicable United States or Texas law as amended from time to time and in effect on the date for which a determination of interest accrued hereunder is made. The determination of the maximum rate permitted by applicable Texas law shall be made pursuant to the weekly ceiling as determined pursuant to Chapter 303 of the Texas Finance Code, but Administrative Agent reserves the right to implement from time to time any other rate ceiling permitted by such law.
"Minimum Required Value" means, with respect to the Appraisal required pursuant to Section 6.8, the amount of $78,750,000.
"Net Operating Income" means all Gross Income for the applicable period less all Operating Expenses for the applicable period, as determined or approved by Administrative Agent in Administrative Agent's sole discretion.
"Net Proceeds": See Section 15.10(d).
"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.
"Note" means a promissory note executed by Borrower payable to the order of a Lender in the amount of such Lender's Commitment (all of the Notes collectively being in the maximum principal amount of the Loan), substantially in the form of Exhibit H, as amended, modified, replaced, restated, extended or renewed from time to time.
"Obligations" means the obligations of Borrower and the other Loan Parties:
(a)    to pay all indebtedness arising out of this Agreement, any future advances under this Agreement, and all renewals, extensions or amendments of such indebtedness or any part thereof or any such future advances, including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding;
(b)    to pay the principal of and interest on the Notes in accordance with the terms thereof, and all renewals, extensions, modifications and amendments of such Notes or any part thereof, and any future advances made pursuant thereto;
(c)    to repay to any Lender all amounts advanced by such Lender hereunder or under the other Loan Documents on behalf of Borrower, including advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the collateral;
(d)    to pay any and all other indebtedness of Borrower to any Lender of every kind, nature and description, direct or indirect, primary or secondary, secured or unsecured (including overdrafts), joint or several, absolute or contingent, due or to become due, now existing or hereafter arising, regardless of how it may be evidenced, including all future advances, whether or not presently contemplated by the parties hereto;
(e)    to pay any and all indebtedness and to perform all obligations of Borrower or any of its Affiliates to the Lender Swap Providers arising out of any Lender Swap Agreement; provided that

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notwithstanding anything to the contrary herein or in any Loan Document, "Obligations" shall not include, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party;
(f)    to pay all Treasury Management Obligations;
(g)    to pay the late charges as provided in this Agreement;
(h)    to pay all reimbursement obligations under the Lakeway Letter of Credit;
(i)    to perform fully and cause all other Loan Parties to perform fully all of the terms and provisions of each of the instruments constituting the Loan Documents; and
(j)    to reimburse Administrative Agent and any Lender, on demand, for all of Administrative Agent's or such Lender's expenses and costs, which Borrower and the other Loan Parties are obligated to pay pursuant to the terms of the Loan Documents.
"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.
"Operating Expenses" means all reasonable expenses in an amount equal to those amounts actually incurred and paid by Borrower with respect to the ownership, operation, management, leasing and occupancy of the Project, determined on a cash basis, except as otherwise specified herein, including the following (but without duplication of any item): (i) ad valorem taxes calculated on an accrual basis (and not on the cash basis) of accounting for the applicable period; such accrual accounting for ad valorem taxes shall be based upon taxes actually assessed for the current calendar year, or if such assessment for the current calendar year has not been made, then until such assessment has been made (and with any retroactive adjustments for prior calendar months as may ultimately be needed when the actual assessment has been made) ad valorem taxes for the applicable period shall be estimated to be an amount equal to the assessment for the immediately preceding applicable period; (ii) foreign, U.S., state, and local sales, use, or other taxes except for taxes measured by net income; (iii) special assessments or similar charges against the Project; (iv) costs of utilities, air conditioning and heating for the Project to the extent not paid by tenants; (v) maintenance and repair costs for the Project (except for capital repairs); (vi) management fees (provided, however, that the amount of such management fees which may be charged hereunder shall not exceed the sum of five percent (5%) of the Gross Income for each applicable calendar month and, further, such management fee shall not be calculated on space occupied on a rent free basis by on‑site management employees of Borrower, any Manager pursuant to the Management Agreement, or any affiliate of Borrower or such Manager); (vii) all salaries, wages and other benefits to "on-site" employees of Borrower or any such Manager, directly attributable to the Project, (excluding all salaries, wages and other benefits of officers and supervisory personnel, and other general overhead expenses of Borrower and any such Manager) employed in connection with the leasing, maintenance, and management of the Project; (viii) insurance premiums calculated on an accrual basis (and not on the cash basis) of accounting for the applicable period; such accrual accounting for insurance premiums shall be based upon the insurance premiums for the Project which were last billed to Borrower; (ix) outside accounting and audit fees and costs and administrative expenses in each case reasonably incurred by Borrower in connection with the direct operation and management of the Project; (x) any payments, and any related interest thereon, to tenants of the Project with respect to security deposits or other deposits required to be paid to tenants but only to the extent any such security deposits and related interest thereon have been previously included in Gross Income; and (xi) all other normal and customary expenses for the operation of the Project. Notwithstanding anything to the contrary as being included in the definition of Operating Expenses, there shall be excluded from Operating Expenses the following: (1) depreciation and any other non-cash deduction allowed to Borrower for income tax purposes; (2) any compensation or fees, including lease commissions, paid to managing agents, leasing agents, brokers, or other third parties

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or affiliates of Borrower which are in excess of reasonable and necessary compensation or fees which would be payable to unrelated third parties in arms' length transactions for similar services in the area in which the Project is located; (3) all salaries, wages and other benefits to "off-site" employees and all other general "off-site" overhead expenses of Borrower, any such Manager, or other professional manager of the Project; (4) any and all payments of ad valorem taxes for either real or personal property (except for the accrual amount allowed pursuant to clause (i) above); (5) any and all payments of insurance premiums (except for the accrual amount allowed pursuant to clause (viii) above); (6) capital repairs, and tenant finish costs and capital expenditures; and (7) any and all principal, interest or other costs paid under or with respect to the Loan or with respect to any other financing with respect to the Project, whether unsecured or secured by all or any portion of the Project.
"Outstanding Credit Exposure" means, as to any Lender at any time, the aggregate outstanding principal amount of its advances of the Loan outstanding at such time.
"Pad Sites" means Lots 1, 3, 4, 5, and 6, Block B, Oaks at Lakeway Subdivision, a subdivision in Travis County, Texas according to the map or plat thereof recorded under Document No. 201400156 of the Official Public Records of Travis County, Texas.
"Participant": See Section 16.2(d).
"Participant Register": See Section 16.2(d).
"Past Due Rate": See Section 2.4(e).
"Payment Amount" means an advance of the Loan, an unreimbursed Administrative Agent Advance, an unreimbursed Indemnified Liability, or an Unreimbursed Amount of the Lakeway Letter of Credit, or any other amount that a Lender is required to fund under this Agreement.
"Payments": See Section 13.2.
"Permanent Financing": See Section 2.16.
"Permitted Changes" means changes to the Plans; provided that (a) the cost of any single change or extra does not exceed five percent (5%) of the line item of the approved Phase 1 Budget or the approved Budget, as applicable, to which it applies, (b) the aggregate amount of all such changes and extras (whether positive or negative), does not exceed five percent (5%) of the total approved Phase 1 Budget or the approved Budget, as applicable, which five percent (5%) amount is $2,535,765 of the approved Phase 1 Budget and $3,928,765 of the approved Budget, and (c) there is compliance with Section 8.4.
"Permitted Exceptions”: See Section 6.6.
"Permitted Liens" means (i) the liens and security interests evidenced by the Loan Documents, (ii) statutory liens for Taxes which are not yet delinquent, (iii) mechanics' and materialman's liens, with respect to obligations which are not past due, (iv) other liens and security interests, in favor of Lender, (v) liens previously disclosed to Lender in writing, (vi) pledges or deposits made in the ordinary course of business to secure payment of workers' compensation, or to participate in any funds in connection with workers' compensation unemployment insurance, old age pensions, or other social security programs, (vii) exceptions to coverage reflected on the Title Policy for the Project which are acceptable to Lender, and (viii) minor defects and irregularities of title which neither (1) are liens or security which secure other

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indebtedness or obligations, nor (2) materially impair the value of such asset or the use thereof for the purposes for which such asset is held.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Personalty": See Section 5.1(c).
"Phase 1 Aggregate Cost": See Section 4.1.
"Phase 1 Budget" means the Phase 1 Budget attached as Exhibit C-1.
"Phase 1 Improvements" means the pad site for the HEB Leased Premises and the site work on the Land benefiting the Phase 2 Improvements as contemplated by the Plans and included in the Phase 1 Budget.
"Phase 2 Improvements" means all site work that is not part of the Phase 1 Improvements, Buildings A, B, C, D, F, G, and H as shown on the Site Plan, ready for tenant improvements, and all common areas, all driveways, walkways, parking areas, landscaping, utilities, and pad sites as contemplated by the Plans, but excluding all tenant improvements.
"Plans" means the final working drawings and specifications for the construction of the Improvements (including soil reports and engineering calculations) prepared by Borrower and/or each Design Professional and as modified or supplemented from time to time and approved by Administrative Agent, Borrower, any lessee of the Project, if applicable, and, to the extent necessary, by each Governmental Authority.
"Post-Closing Syndication Period" means the two (2) month period beginning on the Closing Date.
"Potential Default" means any condition, event or act, which with the giving of notice or the lapse of time, or both, will constitute an Event of Default hereunder.
"Prepaid Principal": See Section 2.6.
"Principal Debt" means the aggregate unpaid principal balance of the Loan at the time in question.
"Pro Rata Share" means, with respect to each Lender at any time, a fraction expressed as a percentage, the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time or, if the Aggregate Commitments have been terminated, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the total outstanding amount of all Obligations held by such Lender at such time and the denominator of which is the total outstanding amount of all Obligations at such time. The initial Pro Rata Share of each Lender named on the signature pages hereto is set forth opposite the name of that Lender on the Schedule of Lenders.
"Project": See Section 5.1.
"Project Management Contract" means each agreement made by Borrower related in any way to project management services in connection with the construction of the Improvements.

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"Project Manager" means Borrower’s project manager acceptable to Administrative Agent and named in Exhibit A, or such other replacement project manager acceptable to Administrative Agent.

"Project Manager’s Consent and Agreement": See Section 7.3(e).
"Property Manager": See Section 15.10(b).
"Purchase Offer": See Section 15.10(d).
"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
"Recipient" means (a) Administrative Agent and (b) any Lender, as applicable.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
"Required Lenders" means as of any date of determination at least two Lenders having at least 66-2/3% of the Aggregate Commitments or, if the Aggregate Commitments have been terminated, at least two Lenders holding in the aggregate at least 66-2/3% of the total outstanding amount of all Obligations; provided that the Commitment of, and the portion of the total outstanding amount of all Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; and provided further that if there is only one Lender, "Required Lenders" shall mean that one Lender.
"Sanctioned Country" means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the OFAC or the U.S. Department of State.
"Schedule of Lenders" means the schedule of Lenders party to this Agreement as set forth on Schedule 1.1, as it may be modified from time to time in accordance with this Agreement.
"Secured Treasury Management Agreement" means any Treasury Management Agreement that is entered into by and between Borrower and any Treasury Management Party.
"Site Plan" means the site plan attached hereto as Exhibit I.

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"Subject Quarter" means either (a) the calendar quarter ending 12/31/16, in the event the Syndication Event has not occurred, or (b) the calendar quarter ending 12/31/17, in the event the Syndication Event has occurred.
"Subsidiary" means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries.
"Substantial Completion" means the date on which all of the following events have occurred: (i) the Improvements have been completed to the satisfaction of Administrative Agent in substantial accordance with the Plans, (ii) receipt by Administrative Agent of a certificate of substantial completion covering the Improvements executed by the General Contractor and the Architect; (iii) the Title Insurer has issued a down date endorsement to the Title Policy confirming that there are no mechanic's or materialman's liens outstanding against the Project, and (iv) a certificate of compliance has been issued for the Improvements with respect to the Texas Architectural Barriers Act and/or the Americans with Disabilities Act.
"Swap Agreement" means any interest rate or currency swap, commodity swap, equity swap, rate cap, rate floor, rate collar, forward agreement, or other exchange or rate protection arrangement, or any similar transaction or any option with respect to any such transaction, including any and all agreements, contracts or transactions that constitute a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
"Syndication Event" means the successful syndication of $62,860,000 to a group of financial institutions within the Post-Closing Syndication Period in accordance with the provisions of this Agreement.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Title Insurer" means the title insurance company acceptable to Administrative Agent and named in Exhibit A.
"Title Policy": See Section 6.6.
“Threshold Amount” means $500,000 for Stratus Properties Inc., and $100,000 for Borrower and any other Loan Party.
"Treasury Management Agreement" means any agreement to provide cash management services, including treasury, depositing, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
"Treasury Management Obligations" means all obligations, indebtedness, and liabilities of Borrower, arising under any Secured Treasury Management Agreement, whether direct or indirect

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(including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Law naming Borrower as the debtor in such proceeding, regardless of whether such interest, fees or other amounts are allowed claims in such proceeding.
"Treasury Management Party" means any Person that, at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Treasury Management Agreement.
"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
"Unreimbursed Amount": See Section 3 of Exhibit L.
"WSJ LIBOR One Month Floating Rate" means a fluctuating rate of interest equal to the one month London Interbank Offered Rate as published in the "Money Rates" section of The Wall Street Journal (or, if such source is not available, such alternate source as determined by Administrative Agent), rounded up to the nearest 1/8 of 1.0%, as adjusted from time to time in Administrative Agent's sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. The interest rate will be adjusted on the first day of each month (each an "Adjustment Date") and remain fixed until the next Adjustment Date. Interest will accrue on any non-banking day at the rate in effect on the preceding banking day.
"WSJ Prime Rate" means a fluctuating rate of interest equal to the highest quoted annual rate of interest which is published from time to time in the "Money Rates" section of The Wall Street Journal as the prime rate (or, if such source is not available, such alternate source as determined by Administrative Agent), as adjusted from time to time in Administrative Agent's sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. Any change in the rate will take effect on the effective date as indicated in The Wall Street Journal. Interest will accrue on any non-banking day at the rate in effect on the immediately preceding banking day.
1.2    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (d) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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1.3    Accounting Terms. Unless specified elsewhere herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time; provided that, if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of Borrower or any Subsidiary at "fair value" as defined therein.
1.4    Counting Days. If any time period referenced herein ends on a day other than a Business Day, such period shall be deemed to end on the next succeeding Business Day.
1.5    Rounding. Any financial ratio as required to be maintained by any Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (rounding up if there is no nearest number).
1.6    Exhibits. This Agreement includes the Exhibits listed in the table of contents, all of which Exhibits are attached hereto and made a part hereof for all purposes. Borrower and Lenders agree that if any Exhibit to be attached to this Agreement contains blanks, the same shall be completed correctly and in accordance with this Agreement prior to or at the time of the execution and delivery thereof. The Exhibits contain other terms, provisions and conditions applicable to the Loan.
SECTION 2. CONSTRUCTION FACILITY
2.1    Commitment to Lend.
(a)    Commitment to Lend. Borrower agrees to borrow from each Lender, and each Lender severally agrees to make advances of its Pro Rata Share of the Loan proceeds to Borrower in amounts at any one time outstanding not to exceed such Lender's Pro Rata Share of the Loan and (except for Administrative Agent with respect to Administrative Agent Advances), on the terms and subject to the conditions set forth in this Agreement, including Sections 6 and 7; provided that, immediately after each such advance is made (a) such Lender's Outstanding Credit Exposure shall not exceed the amount of its Commitment, (b) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment, and (c) the Aggregate Outstanding Credit Exposure shall not exceed the Committed Amount. The Commitments of all of the Lenders to lend up to the Committed Amount shall expire and terminate (a) automatically on the Maturity Date, (b) automatically, if the Obligations (other than Obligations outstanding under any Lender Swap Agreement which shall be governed by and due in accordance with the provisions thereof) are prepaid in full, and (c) at Administrative Agent's option after the occurrence of an Event of Default. The Loan is not a revolving credit facility, and any amount repaid may not be reborrowed.

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(b)    Post-Closing Syndication. As of the Closing Date, the Committed Amount is $35,000,000 and the remaining $27,860,000 of the Loan is uncommitted. Administrative Agent agrees that it will use its commercially reasonable efforts (and subject to customary terms and conditions ) to syndicate the full amount of the $62,860,000 Loan to PlainsCapital Bank and other financial institutions identified by Administrative Agent in consultation with Borrower during the Post-Closing Syndication Period. Administrative Agent's syndication undertaking is subject to the absence of any material adverse change or material disruption in the loan syndication, financial, banking or capital markets that, in the judgment of Administrative Agent, has impaired, or could reasonably be expected to impair, the syndication. Borrower agrees to actively assist Administrative Agent in achieving the syndication. To assist syndication efforts, Borrower agrees to provide Administrative Agent during the Post-Closing Syndication Period with all customary assistance, including without limitation, to (a) provide and cause Borrower's advisors to provide Administrative Agent and the other Lenders upon request with all information reasonably deemed necessary by Administrative Agent to complete the syndication, (b) to assist Administrative Agent in its reasonable requests in the preparation of any offering memorandum to be used in connection with syndication efforts, and (c) otherwise assist Administrative Agent in its syndication efforts, including making Borrower's officers and advisors available from time to time to attend presentations regarding the business and prospects of Borrower and the Project. Borrower agrees that Administrative Agent and/or one or more of its affiliates will exclusively manage all aspects of the syndication (in consultation with Borrower), including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and Administrative Agent will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. If the Syndication Event occurs, Schedule 1.1 shall be amended appropriately to reflect the Lenders and their respective Commitments and Pro Rata Shares; provided that the dollar amount of PlainsCapital Bank's Pro Rata Share shall not exceed $35,000,000. Additionally, if the Syndication Event occurs, Borrower shall pay to Administrative Agent within two (2) Business Days after the Syndication Event, an additional up-front fee in the amount of 0.50% of the Committed Amount over $35,000,000. If the Syndication Event does not occur, (i) the Committed Amount will remain at $35,000,000, and (ii) Borrower may, at its option, purchase the Loan and Administrative Agent's lien position in order to transfer it to an alternate lender (or cause a direct purchase of the lien position) at a price equal to the sum of the outstanding principal balance of the Loan plus all accrued and unpaid interest thereon plus the amount of all unpaid protective advances made by Lenders pursuant to the terms of the Loan Documents plus unpaid fees, penalties, charges, costs and expenses of Administrative Agent and Lenders.
2.2    Use of Proceeds. Loan proceeds may be used solely to pay the costs of the acquisition of the Land, site development, and construction of the Improvements on the Land, and other costs regarding the Project, including interest due on the Notes prior to the Conversion Date; provided that if the Syndication Event does not occur, loan proceeds shall be used not be used for construction of the Phase 2 Improvements. Borrower will not request any advances of the Loan, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any advances of the Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
2.3    Evidence of Debt. Amounts of the Loan advanced by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lenders to Borrower and the

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interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence the amounts of the Loan made by such Lender, in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of the applicable advances and payments with respect thereto.
In addition to the accounts and records referred to in the preceding paragraph, each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in the Lakeway Letter of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.
2.4    Interest Rates.
(a)    Interest Rate. Advances of the Loan from day to day outstanding which are not past due shall bear interest at a rate per annum equal to the lesser of (i) the Maximum Rate, or (ii) the Contract Rate.
(b)    Computations and Determinations. All interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Administrative Agent shall determine the interest rate applicable to the advances of the Loan in accordance with this Agreement and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Administrative Agent shall be prima facie evidence of all sums owing to Lenders from time to time under this Loan, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.
(c)    Past Due Rate. While any Event of Default exists or after acceleration, Borrower shall pay interest on the Aggregate Outstanding Credit Exposure at a fluctuating interest rate per annum at all times equal to the Past Due Rate to the fullest extent permitted by applicable law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand, at a rate per annum (the "Past Due Rate") equal to the lesser of (i) the Maximum Rate or (ii) six percent (6%) over the Contract Rate.
2.5    Payment Schedule; Conversion to Mini-Perm; Maturity Date. Principal and interest shall be paid as follows:
(a)    Prior to and on the Conversion Date. Prior to and on the Conversion Date, accrued unpaid interest shall be due and payable in arrears on each Interest Payment Date.
(b)    After Conversion Date. The Principal Debt outstanding on the Conversion Date and interest thereon (payable in arrears and using mortgage style amortization of a fixed payment amount consisting of both principal and interest) shall be due and payable in consecutive installments beginning on the first day of the month following the Conversion Date, and continuing on the first day of each month thereafter through and including the first day of the month in which the Maturity Date occurs. The amount of the initial payment shall be the amount which would fully amortize the Principal Debt outstanding on the Conversion Date over a period of twenty five (25) years beginning on such date at a

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rate of interest equal to the rate of interest then actually accruing on the Conversion Date. The monthly payment amount shall be adjusted on each Adjustment Date to give effect to the change in the interest rate on that date. Such adjusted payment shall be calculated by Lender so as to be an amount which would fully amortize the Principal Debt outstanding on the Adjustment Date at the adjusted rate(s) over the remaining term of the twenty (25) year amortization, and shall be reflected in the next billing cycle.
(c)    Other Times Interest Payable. Accrued unpaid interest shall also be due and payable at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)    Maturity Date. The Principal Debt then outstanding, plus accrued but unpaid interest, shall be due and payable on the Maturity Date.
2.6    Prepayment. Borrower may prepay the principal balance of the Loan, in full at any time or in part from time to time, provided that: (a) Administrative Agent shall have actually received from Borrower prior written notice of Borrower's intent to prepay, the amount of principal which will be prepaid (the "Prepaid Principal"), and the date on which the prepayment will be made; (b) each prepayment shall be in the amount of $100,000 or more (unless the prepayment retires the outstanding balance of the Loan in full or the prepayment is due to application of insurance proceeds or condemnation proceeds in accordance with the Loan Documents or is due to Borrower’s prepayment to cure a failure to comply with the Debt Service Coverage Ratio requirement); and (c) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Administrative Agent and Lenders under the Loan Documents on or before the date of prepayment but have not been paid. If the Loan is prepaid in full, any commitment of Lenders for further advances shall automatically terminate.
2.7    Concerning Advances and Payments.
(a)    The procedure for advances is set forth in Section 7. Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable advance. Each Lender shall make the amount of its Pro Rata Share of the applicable advance available to Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified by Administrative Agent.
(b)    All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent not later than 2:00 p.m. Administrative Agent's Time on the date specified herein. Administrative Agent shall distribute to each Lender such funds as such Lender may be entitled to receive hereunder, (i) on or before 3:00 p.m. (Administrative Agent's Time) on the day Administrative Agent receives such funds, if Administrative Agent has received such funds on or before 2:00 p.m. (Administrative Agent's Time), or (ii) on or before 2:00 p.m. (Administrative Agent's Time) on the Business Day following the day Administrative Agent receives such funds, if Administrative Agent receives such funds after 2:00 p.m. (Administrative Agent's Time). If Administrative Agent fails to timely pay any amount to any Lender in accordance with this subsection, Administrative Agent shall pay to such Lender interest at the Federal Funds Rate on such amount, for each day from the day such amount was to be paid until it is paid to such Lender.
(c)    Except as otherwise provided herein, all payments by Borrower or any Lender shall be made to Administrative Agent at Administrative Agent's Office not later than the time for such type of payment specified in this Agreement. All payments received after such time shall be deemed

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received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America. Whenever any payment falls due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day.
(d)    Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received as follows: (i) if payable to Borrower, in accordance with Section 7, except as otherwise specified herein, and (ii) if payable to any Lender, by wire transfer to such Lender at the address specified on such Lender's Administrative Questionnaire or such other address as such Lender may have furnished to Administrative Agent in writing.
(e)    Unless Borrower or any Lender has notified Administrative Agent, prior to the date any payment is required to be made by it to Administrative Agent, that Borrower or such Lender, as the case may be, will not make such payment, Administrative Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be required to do so) in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to Administrative Agent in immediately available funds, then:
(i)    if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by Administrative Agent to Borrower to the date such amount is recovered by Administrative Agent (the "Compensation Period") at a rate per annum equal to the interest rate applicable to such amount under the Loan. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender's Pro Rata Share, included in the applicable Loan advance. If such Lender does not pay such amount forthwith upon Administrative Agent's demand therefor, Administrative Agent may make a demand therefor upon Borrower, and Borrower shall pay such amount to Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to such amount under the Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of Administrative Agent to any Lender or to Borrower with respect to any amount owing under this subsection shall be conclusive, absent manifest error.
(f)    If any Lender makes available to Administrative Agent funds for any Loan advance to be made by such Lender as provided in the foregoing provisions of this Section, and the funds are not advanced to Borrower or otherwise used to satisfy any obligations of such Lender hereunder, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

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(g)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan advance in any particular place or manner.
2.8    Administrative Agent Advances.
(a)    Administrative Agent is authorized, from time to time, in Administrative Agent's sole discretion to make, authorize or determine advances of the Loan, or otherwise expend funds, on behalf of Lenders ("Administrative Agent Advances"), (i) to pay any costs, fees and expenses as described in Section 14.1 herein, and (ii) when Administrative Agent deems necessary or desirable to preserve or protect the collateral for the Loan or any portion thereof (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvements, maintenance, repair, sale and disposition) (A) subject to Section 15.3, after the occurrence of an Event of Default, and (B) subject to Section 15.10, after acquisition of all or a portion of the collateral for the Loan by foreclosure or otherwise.
(b)    Administrative Agent Advances shall constitute obligatory advances of Lenders under this Agreement, shall be repayable on demand and secured by the collateral for the Loan, and if unpaid by Lenders as set forth below shall bear interest at the rate applicable to such amount under the Loan. Administrative Agent shall notify each Lender in writing of each Administrative Agent Advance. Upon receipt of notice from Administrative Agent of its making of an Administrative Agent Advance, each Lender shall make the amount of such Lender's Pro Rata Share of the outstanding principal amount of Administrative Agent Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. (Administrative Agent's Time) on the day Administrative Agent provides Lenders with notice of the making of such Administrative Agent Advance if Administrative Agent provides such notice on or before 12:00 p.m. (Administrative Agent's Time), or (ii) on or before 12:00 p.m. on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 12:00 p.m. (Administrative Agent's Time).
2.9    Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.
(a)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 12 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 13.3 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of

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competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 7.4 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.9(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Waivers and Amendments. The Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 16.5); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.
(c)    Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(d)    Termination of Defaulting Lender's Commitment. At any time when a Lender is then a Defaulting Lender, Borrower may elect to terminate such Defaulting Lender's Commitment hereunder; provided that (A) such termination must be of all of the Defaulting Lender's Commitment, (B) Borrower shall pay all amounts owed by Borrower to such Defaulting Lender in such Lender's capacity as a Lender under this Agreement and under the other Loan Documents (including principal of and interest on the Loan owed to such Defaulting Lender and accrued fees and all other amounts payable to it hereunder), (C) Borrower shall provide appropriate assurances and indemnities as such Defaulting Lender may reasonably require with respect to such Defaulting Lender's obligation to fund its Pro Rata Share of drawings under the Lakeway Letter of Credit, (D) a Defaulting Lender's Commitment may be terminated by Borrower if and only if at such time Borrower has elected or is then electing to terminate the Commitments of all then existing Defaulting Lenders and (E) no Default has occurred and is continuing at the time of such election and termination. Upon written notice to the Defaulting Lender and Administrative Agent of a Borrower's election to terminate a Defaulting Lender's Commitment pursuant to this Section and the payment and deposit of amounts required to be paid by Borrower under clause (b) above, (1) such Defaulting Lender shall cease to be a "Lender" hereunder for all purposes except that such Lender's rights and obligations as a Lender under Sections 14.1, 14.2, 14.3, 15.9 and 16.2(b) shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a "Lender" hereunder, (2) such Defaulting Lender's Commitment shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a "Lender" except as to obligations under Section 15.9 and any other obligations that expressly survive, which obligations shall continue with respect to events and occurrences occurring before or concurrently with it ceasing to be a "Lender"

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hereunder; provided that, any such termination shall not be deemed to be a waiver or release of any claim by Borrower, Administrative Agent or any Lender may have against such Defaulting Lender.
(e)    Replacement of Defaulting Lender. If any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Defaulting Lender and Administrative Agent, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 16.2), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)    Borrower shall have paid to Administrative Agent the assignment fee specified in Section 16.2;
(ii)    such Defaulting Lender shall have received payment of an amount equal to the outstanding principal of its advances of the Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); and
(iii)    such assignment does not conflict with applicable law.
Upon request of Borrower, Administrative Agent will also make commercially reasonable efforts to replace such Defaulting Lender, subject to the provisions of this Section.

2.10    Several Obligations; No Liability, No Release. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Administrative Agent (if any) to make any advances of the Loan or reimbursements for other Payment Amounts shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Pro Rata Shares. Except as may be specifically provided in this Agreement, no Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make advances of the Loan or reimbursements for other Payment Amounts, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein. The failure of any Lender to pay to Administrative Agent its Pro Rata Share of a Payment Amount shall not relieve any other Lender of any obligation hereunder to pay to Administrative Agent its Pro Rata Share of such Payment Amounts as and when required herein, but no Lender shall be responsible for the failure of any other Lender to so fund its Pro Rata Share of the Payment Amount. In furtherance of the foregoing, Lenders shall comply with their obligation to pay Administrative Agent their Pro Rata Share of such Payment Amounts regardless of (a) the occurrence of any Event of Default hereunder or under any Loan Document; (b) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents; or (c) any bankruptcy, insolvency or other like event with regard to any Borrower or any Guarantor. The obligation of Lenders to pay such Payment Amounts are in all regards independent of any Claims between Administrative Agent and any Lender.
2.11    Lakeway Letter of Credit. Exhibit L attached hereto sets forth the terms and conditions of the issuance of the Lakeway Letter of Credit.

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2.12    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its advances of the Loan or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its advances of the Loan and accrued interest thereon or such other obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loan and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective advances of the Loan and other amounts owing them; provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its advances of the Loan to any assignee or Participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.13    Late Charge. If Borrower shall fail to make any payment due hereunder or under the terms of any Note within ten (10) days after the date such payment is due, Borrower shall pay to the applicable Lender or Lenders on demand a late charge equal to five percent (5%) of such payment. Such ten (10) day period shall not be construed as in any way extending the due date of any payment. This late charge is imposed for the purpose of defraying the expenses of a Lender incident to handling such defaulting payment. This charge shall be in addition to, and not in lieu of, any other remedy Lenders may have and is in addition to any fees and charges of any agents or attorneys which Administrative Agent or Lenders may employ upon the occurrence of an Event of Default, whether authorized herein or by law.
2.14    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, to a depository (including Administrative Agent, any Lender or its or their Affiliates) for returned items or insufficient collected funds, or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
SECTION 3. UNAVAILABILITY OF RATE
3.1    Unavailability of Rate. If the WSJ LIBOR One Month Floating Rate ceases to be available or Required Lenders determine that any applicable law, or any request or directive (whether or not having the force of law) of any Governmental Authority, or compliance therewith by Lenders,

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prohibits or materially restricts or makes impossible the making or maintaining of the WSJ LIBOR One Month Floating Rate, and Administrative Agent so notifies Borrower, then until Administrative Agent notifies Borrower that such circumstances no longer exist, the WSJ Prime Rate shall be substituted for the WSJ LIBOR One Month Floating Rate and an appropriate adjustment shall be made in the Applicable Margin commensurate with the historical spreads between the WSJ Prime Rate and the WSJ LIBOR One Month Floating Rate.
3.2    Survival. All of Borrower's obligations under this Section 3 shall survive termination of the Aggregate Commitments and repayment of all Obligations hereunder.
SECTION 4. BUDGET; BORROWER'S DEPOSIT
4.1    Budget.
(a)    The Budget is attached as Exhibit C and the Phase 1 Budget is attached as Exhibit C-1. It is acknowledged and agreed that the Budget includes the Phase 1 Budget. Borrower represents to Administrative Agent and Lenders that (1) the Budget includes all projected costs and expenses incident to the Loan, the Improvements and the Project through the Maturity Date of the Loan (collectively, the "Aggregate Cost"), after taking into account the requirements of this Agreement, including "hard" and "soft" costs, fees and expenses, and (2) the Phase 1 Budget includes all projected costs and expenses incident to the Loan and the Phase 1 Improvements through the Maturity Date of the Loan (collectively, the "Phase 1 Aggregate Cost"), after taking into account the requirements of this Agreement, including "hard" and "soft" costs, fees and expenses.
(b)    Unless and until the Syndication Event occurs, Lenders shall not be required to (a) make any advance for any cost not set forth in the Phase 1 Budget, (b) make any advance for any line item in the Phase 1 Budget that, when added to all prior advances for that line item, would exceed the lesser of (i) the actual cost incurred by Borrower for such line item or (ii) the sum allocated in the Phase 1 Budget for that line item, (c) make any advance for any contingency line item in the Phase 1 Budget unless Administrative Agent consents to such advance in its sole discretion, or (d) make any advance for interest on the Loan after commencement of operations in the Improvements if and to the extent that there is sufficient net operating income from the Project to cover any such advances. Lenders may make advances allocated to line items in the Phase 1 Budget for other purposes or in different proportions as Administrative Agent in its sole discretion deems necessary or advisable. Without prior written approval of Administrative Agent, Borrower shall not reallocate Loan funds from one Phase 1 Budget line item to another or otherwise amend the Phase 1 Budget.
(c)    If the Syndication Event occurs, Lenders shall not be required to (a) make any advance for any cost not set forth in the Budget, (b) make any advance for any line item in the Budget that, when added to all prior advances for that line item, would exceed the lesser of (i) the actual cost incurred by Borrower for such line item or (ii) the sum allocated in the Budget for that line item, (c) make any advance for any contingency line item in the Budget unless Administrative Agent consents to such advance in its sole discretion, or (d) make any advance for interest on the Loan after commencement of operations in the Improvements if and to the extent that there is sufficient net operating income from the Project to cover any such advances. Lenders may make advances allocated to line items in the Budget for other purposes or in different proportions as Administrative Agent in its sole discretion deems necessary or advisable. Without prior written approval of Administrative Agent, Borrower shall not reallocate Loan funds from one Budget line item to another or otherwise amend the Budget.

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4.2    Interest Reserve. Borrower acknowledges that the Aggregate Commitment includes a reserve for interest due on the Loan (the "Interest Reserve") in the amount set forth in the Budget. Subject to the limitations set forth below, Administrative Agent shall disburse and charge the Interest Reserve for interest due under the Notes on the Interest Payment Dates and for any payments due from Borrower to the Lender Swap Providers under any Lender Swap Agreement. Such disbursements shall be made by a bookkeeping entry on Administrative Agent's and each Lender's records reflecting, an amount equal to the accrued interest due and payable on the relevant payment date which shall be set off against any amounts owed such parties by Borrower under any Lender Swap Agreement. Borrower agrees that although such payments for amounts owed under the Lender Swap Agreements will be charged against the Interest Reserve, such payments shall in no event constitute or be characterized as interest under this Agreement or otherwise. Borrower shall cause the Lender Swap Providers to pay to Administrative Agent, for application towards interest owed hereunder, all amounts due Borrower under any Lender Swap Agreement. Any such funds disbursed in the manner provided in this Section shall be deemed paid to and received by Borrower, shall be added to the outstanding principal balance of the Loan and the Aggregate Outstanding Credit Exposure and shall bear interest at the rate set forth in this Agreement. It is understood and agreed that no Lender shall be obligated to disburse any portion of the Interest Reserve at any time when any condition to the making of an advance of the Loan is not satisfied (except that the Lenders shall have the right to fund such interest from the Interest Reserve even if no Draw Request has been submitted to or approved by the Lenders or Administrative Agent). In the event the Lenders are not obligated to disburse out of the Interest Reserve as aforesaid, and for any remaining portion of interest due on the Loan, Borrower shall be responsible for the current payment of interest on the Loan from Borrower's own funds.
4.3    Borrower's Deposit. If at any time Administrative Agent determines that the sum of: (a) any unadvanced portion of the Loan to which Borrower is entitled, plus (b) the portions of the Phase 1 Aggregate Cost (prior to the Syndication Event) or the Aggregate Cost (after the Syndication Event), as applicable, that are to be paid by Borrower from other funds that, to Administrative Agent's satisfaction, are available, set aside and committed, is or will be insufficient to pay the actual unpaid Phase 1 Aggregate Cost (prior to the Syndication Event) or the Aggregate Cost (after the Syndication Event), as applicable, Borrower shall, within fifteen (15) days after written notice from Administrative Agent, deposit with Administrative Agent the amount of the deficiency in an interest‑bearing account of Administrative Agent's selection with interest earned thereon to be part of Borrower's Deposit. As additional security for the Loan, Borrower hereby pledges such Borrower's Deposit to Administrative Agent and hereby grants and conveys to Administrative Agent for the ratable benefit of Administrative Agent and Lenders and the Lender Swap Providers a security interest in all funds so deposited with Administrative Agent. Administrative Agent may advance all or a portion of Borrower's Deposit prior to the Loan proceeds. During the continuance of an Event of Default, Administrative Agent may (but shall have no obligation to) apply all or any part of Borrower's Deposit against the unpaid Obligations in such order as Administrative Agent determines.
SECTION 5. COLLATERAL
5.1    Lien Against Project. The payment and performance of the Notes and all of the other Obligations shall be secured by a first and superior lien against the following described land, improvements and personalty (collectively, the "Project"):
(a)    Land. The fee simple title to approximately 78,455 acres of land situated in Lakeway, Travis County, Texas (the "Land"), being more particularly described on Exhibit A to the Deed of Trust.

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(b)    Improvements. All of the structures, fixtures and improvements now or hereafter constructed on the Land, including the Improvements.
(c)    Personalty. All of Borrower's interest in all personal property, rents, fixtures and equipment (the "Personalty") which are now or hereafter used in connection with the operation and enjoyment of, or which are now or hereafter affixed to, the Land and the improvements thereon.
The liens against the Project shall be created pursuant to the Deed of Trust, which shall be satisfactory in form and substance to Administrative Agent.
5.2    Guaranties. The payment and performance of the Notes and all of the other Obligations (including the completion of construction of the Improvements) shall be unconditionally guaranteed by the Guarantor, pursuant to one or more guaranty agreements (each, as amended from time to time, a "Guaranty Agreement"), which shall be satisfactory in form and substance to Administrative Agent; provided that the liability of Stratus Properties Inc. shall be subject to release or reduction upon the achievement by the Project of certain milestones as described in its Guaranty Agreement.
5.3    Assignment of Construction Contracts. As additional security for the payment of the Notes and all of the other Obligations, Borrower hereby transfers and assigns to Administrative Agent all of Borrower's rights and interest, but not its obligations, in, under and to each Construction Contract upon the following terms and conditions:
(a)    Borrower represents and warrants that the copy of each Construction Contract that Borrower has furnished or will furnish to Administrative Agent is or will be (as applicable) a true and complete copy thereof, including all amendments thereto, if any, and that Borrower's interest therein is not subject to any claim, setoff or encumbrance.
(b)    Neither this assignment nor any action by Administrative Agent shall constitute an assumption by Administrative Agent of any obligations under any Construction Contract, and Borrower shall continue to be liable for all obligations of Borrower thereunder, Borrower hereby agreeing to perform all of its obligations under each Construction Contract. Borrower agrees to indemnify and hold Administrative Agent and Lenders harmless against and from any loss, cost, liability or expense (including but not limited to attorneys' fees) resulting from any failure of Borrower to so perform.
(c)    Administrative Agent shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as Administrative Agent may at any time determine to be necessary or advisable to cure any default under any Construction Contract, after notice to Borrower of any default or failure under the Construction Contact and ten (10) days opportunity to cure same, or to protect the rights of Borrower or Administrative Agent thereunder. Administrative Agent shall incur no liability if any action so taken by it or in its behalf shall prove to be inadequate or invalid, and Borrower agrees to indemnify and hold Administrative Agent and Lenders harmless against and from any loss, cost, liability or expense (including but not limited to reasonable attorneys' fees) incurred in connection with any such action.
(d)    Borrower hereby irrevocably constitutes and appoints Administrative Agent as Borrower's attorney-in-fact, in Borrower's or Administrative Agent's name, to enforce all rights of Borrower under each Construction Contract. Such appointment is coupled with an interest and is therefore irrevocable. Administrative Agent agrees that it will only exercise the power of attorney herein granted during the continuance of an Event of Default.

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(e)    Except during the continuance of an Event of Default, Borrower shall have the right to exercise its rights as owner under each Construction Contract, provided that Borrower shall not cancel or amend any Construction Contract or do or suffer to be done any act which would impair the security constituted by this assignment or execute any other assignment of Borrower's interest in any Construction Contract without the prior written consent of Administrative Agent.
(f)    During the continuance of an Event of Default, Administrative Agent may, either with or without taking possession of the Project in its own name, demand, sue upon or otherwise deal directly with the Contractors and to enforce the Construction Contracts with full power to amend, revise, release or otherwise change the same, all as may seem proper to Administrative Agent, in addition to and without limiting any and all other rights and remedies available to Administrative Agent under the Loan Documents or at law or in equity.
(g)    This assignment shall inure to the benefit of Administrative Agent and its successors and assigns, any purchaser upon foreclosure of the Deed of Trust, any receiver in possession of the Project and any corporation affiliated with Administrative Agent which assumes Administrative Agent's rights and obligations under this Agreement.
5.4    Assignment of Design Services Contracts. As additional security for the payment of the Notes and all of the other Obligations, Borrower hereby transfers and assigns to Administrative Agent all of Borrower's rights and interest, but not its obligations, in, under and to each Design Services Contract upon the following terms and conditions:
(a)    Borrower represents and warrants that the copy of each Design Services Contract that Borrower has furnished or will furnish to Administrative Agent is or will be (as applicable) a true and complete copy thereof, including all amendments thereto, if any, and that Borrower's interest therein is not subject to any claim, setoff or encumbrance.
(b)    Neither this assignment nor any action by Administrative Agent shall constitute an assumption by Administrative Agent of any obligations under any Design Services Contract, and Borrower shall continue to be liable for all obligations of Borrower thereunder, Borrower hereby agreeing to perform all of its obligations under each Design Services Contract. Borrower agrees to indemnify and hold Administrative Agent and Lenders harmless against and from any loss, cost, liability or expense (including but not limited to attorneys' fees) resulting from any failure of Borrower to so perform.
(c)    Administrative Agent shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as Administrative Agent may at any time determine to be necessary or advisable to cure any default under any Design Services Contract, after notice to Borrower of any default or failure under the Design Services Contact and ten (10) days opportunity to cure same, or to protect the rights of Borrower or Administrative Agent thereunder. Administrative Agent shall incur no liability if any action so taken by it or in its behalf shall prove to be inadequate or invalid, and Borrower agrees to indemnify and hold Administrative Agent and Lenders harmless against and from any loss, cost, liability or expense (including but not limited to reasonable attorneys' fees) incurred in connection with any such action.
(d)    Borrower hereby irrevocably constitutes and appoints Administrative Agent as Borrower's attorney-in-fact, in Borrower's or Administrative Agent's name, to enforce all rights of Borrower under each Design Services Contract. Such appointment is coupled with an interest and is therefore irrevocable. Administrative Agent agrees that it will only exercise the power of attorney herein granted during the continuance of an Event of Default.

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(e)    Except during the continuance of an Event of Default, Borrower shall have the right to exercise its rights as owner under each Design Services Contract, provided that Borrower shall not cancel or amend any Design Services Contract or do or suffer to be done any act which would impair the security constituted by this assignment or execute any other assignment of Borrower's interest in any Design Services Contract without the prior written consent of Administrative Agent.
(f)    During the continuance of an Event of Default, Administrative Agent may, either with or without taking possession of the Project in its own name, demand, sue upon or otherwise deal directly with the Design Professionals and to enforce the Design Services Contracts with full power to amend, revise, release or otherwise change the same, all as may seem proper to Administrative Agent, in addition to and without limiting any and all other rights and remedies available to Administrative Agent under the Loan Documents or at law or in equity.
(g)    This assignment shall inure to the benefit of Administrative Agent and its successors and assigns, any purchaser upon foreclosure of the Deed of Trust, any receiver in possession of the Project and any corporation affiliated with Administrative Agent which assumes Administrative Agent 's rights and obligations under this Agreement.
5.5    Assignment of Plans. As additional security for the payment of the Notes and all of the other Obligations, Borrower hereby transfers and assigns to Administrative Agent all of Borrower's right, title and interest in and to the Plans and hereby represents and warrants to and agrees with Administrative Agent as follows:
(a)    Each schedule of the Plans delivered or to be delivered to Administrative Agent is and shall be a complete and accurate description of the Plans.
(b)    The Plans are and shall be complete and adequate for the construction of the Improvements and there have been no material modifications thereof except as described in such schedule. The Plans shall not be materially modified without the prior written consent of Administrative Agent.
(c)    Administrative Agent may use the Plans for any purpose relating to the Improvements, including but not limited to inspections of construction and the completion of the Improvements.
(d)    Administrative Agent's acceptance of this assignment shall not constitute approval of the Plans by Administrative Agent, Administrative Agent has no liability or obligation in connection with the Plans and no responsibility for the adequacy thereof or for the construction of the Improvements contemplated by the Plans. Administrative Agent has no duty to inspect the Improvements, and if Administrative Agent should inspect the Improvements, Administrative Agent shall have no liability or obligation to Borrower or any other party arising out of such inspection. No such inspection nor any failure by Administrative Agent to make objections after any such inspection shall constitute a representation by Administrative Agent that the Improvements are in accordance with the Plans or any other requirement or constitute a waiver of Administrative Agent's right thereafter to insist that the Improvements be constructed in accordance with the Plans or any other requirement.
(e)    This assignment shall inure to the benefit of Administrative Agent and its successors and assigns, any purchaser upon foreclosure of the Deed of Trust, any receiver in possession of the Project and any corporation affiliated with Administrative Agent which assumes Administrative Agent's rights and obligations under this Agreement.

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5.6    Assignment of Project Management Contract. As additional security for the payment of the Notes and all of the other Obligations, Borrower hereby transfers and assigns to Administrative Agent all of Borrower’s rights and interest, but not its obligations, in, under and to each Project Management Contract upon the following terms and conditions:
(a)    Borrower represents and warrants that the copy of each Project Management Contract that Borrower has furnished or will furnish to Administrative Agent is or will be (as applicable) a true and complete copy thereof, including all amendments thereto, if any, and that Borrower's interest therein is not subject to any claim, setoff or encumbrance.
(b)    Neither this assignment nor any action by Administrative Agent shall constitute an assumption by Administrative Agent of any obligations under any Project Management Contract, and Borrower shall continue to be liable for all obligations of Borrower thereunder, Borrower hereby agreeing to perform all of its obligations under each Project Management Contract.  Borrower agrees to indemnify and hold Administrative Agent and Lenders harmless against and from any loss, cost, liability or expense (including but not limited to attorneys' fees) resulting from any failure of Borrower to so perform.
(c)    Administrative Agent shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as Administrative Agent may at any time determine to be necessary or advisable to cure any default under any Project Management Contract, after notice to Borrower of any default or failure under the Project Management Contract and ten (10) days opportunity to cure same, or to protect the rights of Borrower or Administrative Agent thereunder. Administrative Agent shall incur no liability if any action so taken by it or in its behalf shall prove to be inadequate or invalid, and Borrower agrees to indemnify and hold Administrative Agent and Lenders harmless against and from any loss, cost, liability or expense (including but not limited to reasonable attorneys' fees) incurred in connection with any such action.
(d)    Borrower hereby irrevocably constitutes and appoints Administrative Agent as Borrower’s attorney-in-fact, in Borrower’s or Administrative Agent's name, to enforce all rights of Borrower under each Project Management Contract.  Such appointment is coupled with an interest and is therefore irrevocable.  Administrative Agent agrees that it will only exercise the power of attorney herein granted during the continuance of an Event of Default.
(e)    Except during the continuance of an Event of Default, Borrower shall have the right to exercise its rights as owner under each Project Management Contract, provided that Borrower shall not cancel or amend any Project Management Contract or do or suffer to be done any act which would impair the security constituted by this assignment or execute any other assignment of Borrower's interest in any Project Management Contract without the prior written consent of Administrative Agent.
(f)    During the continuance of an Event of Default, Administrative Agent may, either with or without taking possession of the Project in its own name, demand, sue upon or otherwise deal directly with the Project Manager and to enforce the Project Management Contracts with full power to amend, revise, release or otherwise change the same, all as may seem proper to Lender, in addition to and without limiting any and all other rights and remedies available to Administrative Agent under the Loan Documents or at law or in equity.
(g)        This assignment shall inure to the benefit of Administrative Agent and its successors and assigns, any purchaser upon foreclosure of the Deed of Trust, any receiver in possession of the Project and any corporation affiliated with Administrative Agent which assumes Administrative Agent's rights and obligations under this Agreement.

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5.7    Assignment of Management Agreement. The payment and performance of the Notes and all of the other Obligations shall be secured by an assignment to Administrative Agent of all of Borrower's rights and interests, but none of its liabilities, in, to and under the Management Agreement pursuant to the terms of an agreement (as amended from time to time, the "Assignment of Management Agreement"), which shall be satisfactory in form and substance to Administrative Agent.
5.8    Partial Releases. Borrower may obtain a partial release of any Pad Site from the lien and security interest created by the Deed of Trust upon satisfaction of the following terms and conditions:
(a)    At least seven (7) days prior to the date of any such release, Borrower shall deliver to Administrative Agent a written request for such release, which request shall include a copy of the contract of sale for such Pad Site.
(b)    At the time of any such release, there shall exist no Event of Default or Potential Default.
(c)    At the time of any such release, Borrower shall pay all costs and expenses incurred by Administrative Agent in connection therewith and Borrower shall, at its sole cost and expense, obtain and deliver to Administrative Agent an endorsement to the Title Policy in form and content acceptable to Administrative Agent stating that the Title Insurer issuing the Title Policy will not claim that policy coverage is terminated or that policy coverage has been reduced, solely by reason of the execution of the partial release and insuring any easements benefitting the remaining portions of the Land created by any easement documents executed in connection with the sale.
(d)    Administrative Agent shall have received evidence satisfactory to Administrative Agent that the release of the Pad Site will not deprive the Project of adequate access to public roadways or streets or any utilities or any parking necessary for the Project.
(e)    Simultaneously with the closing of the sale of such Pad Site, Borrower shall pay or cause to be paid to Administrative Agent, for application to the Obligations in such order as Administrative Agent may determine in its sole discretion, an amount equal to ninety‑five percent (95%) of the net sales proceeds but not less than the amounts set forth on Schedule 5.8 for each such Pad Site.
Upon satisfaction of the above terms and conditions (other than delivery of the endorsement to the Title Policy, which shall be delivered promptly after recording of the partial release), Administrative Agent shall execute and deliver to the Title Insurer for recording a Partial Release of Lien for the subject Pad Site in the form of Exhibit J.
SECTION 6. CONDITIONS PRECEDENT TO CLOSING
The closing of the transactions contemplated by this Agreement shall take place on or before September 30, 2014, as the parties shall agree (the "Closing Date"). The obligations of Administrative Agent and Lenders as set forth herein are subject to the satisfaction (in the opinion of Administrative Agent), unless waived in writing by Administrative Agent, of each of the following conditions. In the event that Borrower fails to satisfy any of the conditions precedent to the closing specified below and Administrative Agent nevertheless elects to close as an accommodation to Borrower (there being no obligation or agreement that Administrative Agent will do so), such condition(s) shall not be deemed waived and Borrower shall have thirty (30) days from the Closing Date to comply with such condition(s) to the satisfaction of Administrative Agent. Borrower's failure to satisfy such condition(s) precedent to

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the satisfaction of Administrative Agent within such thirty (30) day period shall constitute an Event of Default hereunder.
6.1    Fees and Expenses. Borrower shall have paid any and all commitment and other fees due and payable hereunder, and shall have delivered to Administrative Agent evidence satisfactory to Administrative Agent that Borrower has paid all other fees, costs and expenses (including the fees and costs of Administrative Agent's counsel) then required to be paid pursuant to this Agreement and all other Loan Documents, including an up-front fee in the amount of $175,000 (based on 0.50% of the Committed Amount as of the Closing Date).
6.2    Effectiveness of Loan Documents. Each of the Loan Documents shall be in full force and effect.
6.3    Legal Opinion. There shall have been delivered a favorable opinion of counsel for the Loan Parties covering such matters incident to the Loan and the Loan Documents as Administrative Agent may reasonably request.
6.4    Insurance Certificate. Administrative Agent shall have received evidence that Borrower has obtained the policies of insurance specified and required by Section 9.4 hereof.
6.5    Documentation and Proceedings. Administrative Agent shall have received such evidence as Administrative Agent requires as to the existence, good standing, authority and capacity of Borrower and each other Loan Party which is an entity, and its constituent Controlling partners or owners a certificate (each an "Authorization Certificate") having attached thereto:
(a)    For each partnership: (i) a true and complete copy of an executed copy of the partnership agreement and all amendments thereto; and (ii) for each limited partnership, a copy of the certificate of limited partnership accompanied by a certificate that the copy is true and complete issued by the appropriate governmental officials of the state in which such limited partnership is organized, and, if different, satisfactory evidence of good standing in the state in which real estate owned by it and mortgaged to Administrative Agent is located.
(b)    For each corporation: (i) a copy of its articles of incorporation and bylaws, and all amendments thereto, a certificate of incumbency of all of its officers who will be authorized to execute or attest any of the Loan Documents, and a copy of resolutions approving the Loan Documents and authorizing the transactions contemplated by this Agreement; and (ii) certificates of existence and good standing issued by the appropriate governmental officials of the state in which such corporation is organized, and, if different, satisfactory evidence of good standing in the state in which real estate owned by it and mortgaged to Administrative Agent is located.
(c)    For each limited liability company: (i) a true and complete copy of the articles of organization and operating agreement, and all amendments thereto, a certificate of incumbency of all of its members, managers and/or officers who are authorized to execute or attest to any of the Loan Documents, and a true and complete copy of resolutions approving the Loan Documents and authorizing the transactions contemplated in this Agreement and the other Loan Documents; and (ii) certificates of existence, good standing and qualification to do business issued by the appropriate governmental officials of the state in which such limited liability company is organized, and, if different, satisfactory evidence of good standing in the state in which real estate owned by it and mortgaged to Administrative Agent is located.

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6.6    Title Insurance. Borrower shall cause to be delivered to Administrative Agent a commitment for the issuance of a mortgagee policy of title insurance with such endorsements as Administrative Agent may require (the "Title Policy") issued by the Title Insurer in the maximum amount of the Loan insuring that the Deed of Trust covering the Project constitutes a valid lien against the Land and all improvements thereon, and having the priority required by Administrative Agent and subject only to those exceptions and encumbrances (regardless of rank or priority) as Administrative Agent approves (collectively, the “Permitted Exceptions”), in form acceptable to Administrative Agent, with the standard printed exceptions endorsed to Administrative Agent 's satisfaction and the "survey exception" shall be deleted.
6.7    Survey. Administrative Agent shall have received two (2) copies of a survey of the Land acceptable to Administrative Agent. The survey will meet the requirements of the Title Insurer to remove the "survey exception" from the Title Policy and shall otherwise comply with the requirements set forth on Exhibit D.
6.8    Appraisal Requirement. Administrative Agent shall have received and approved an Appraisal of the Project made within ninety (90) days prior to the date of this Agreement or such earlier date as may be acceptable to Administrative Agent, which (a) appraises the Project at not less than the Minimum Required Value and (b) demonstrates that the Aggregate Commitment does not exceed the Committed Amount. The appraiser and Appraisal must be satisfactory to Administrative Agent (including satisfaction of applicable regulatory requirements) and the appraiser must either (i) be engaged directly by Administrative Agent, or (ii) have been engaged by another financial institution acceptable to Administrative Agent, in its discretion.
6.9    Environmental Site Assessment. Administrative Agent shall have received and approved evidence satisfactory to Administrative Agent that no portion of the Land is "wetlands" under any applicable law and that the Land does not contain and is not within or near any area designated as a hazardous waste site by any Governmental Authority, that neither the Project nor any adjoining property contains or has ever contained any substance classified as hazardous or toxic (or otherwise regulated, such as, without limitation, asbestos, radon and/or petroleum products) under, and that neither the Project nor any use or activity thereon violates or is or could be subject to any response, remediation, clean-up or other obligation under, any Governmental Requirement pertaining to health or the environment, including a written report of an environmental assessment of the Project, made within ninety (90) days prior to the date of this Agreement or such earlier date as may be acceptable to Administrative Agent, by an engineering firm, and of a scope and in form and content satisfactory to Administrative Agent, complying with Administrative Agent 's established guidelines, showing that there is no evidence of any such substance which has been generated, treated, stored, released or disposed of in the Project, and such additional evidence as may be required by Administrative Agent. All reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Administrative Agent.
6.10    ESA Reliance Letter. Administrative Agent shall have received and approved a letter from the engineering firm preparing the environmental work for the Project entitling Administrative Agent to rely on the same for all purposes.
6.11    No Special Flood Hazard. Administrative Agent shall have received a flood insurance policy (with a copy for each Lender) in an amount equal to the lesser of the maximum Loan amount or the maximum amount of flood insurance available under the Flood Disaster Protection Act of 1973, as amended, and otherwise in compliance with the requirements of the Loan Documents, or evidence satisfactory to Administrative Agent that none of the Land is located in a flood hazard area.

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6.12    Tax Certificates. Administrative Agent shall have received evidence satisfactory to Administrative Agent (a) of the identity of all taxing authorities and utility districts (or similar authorities) having jurisdiction over the Project or any portion thereof; (b) that all taxes, standby fees and any other similar charges have been paid, including copies of receipts or statements marked "paid" by the appropriate authority; and (c) that the Land is a separate tax lot or lots with separate assessment or assessments of the Land and the improvements thereon, independent of any other land or improvements and that the Land is a separate legally subdivided parcel.
6.13    Financial Statements. Administrative Agent shall have received and approved the financial statements of Borrower and the Guarantor.
6.14    Lien Searches. Administrative Agent shall have received a certificate or certificates of a reporting service acceptable to Administrative Agent reflecting the results of searches made no earlier than ten (10) days prior to the date of this Agreement of the central and local Uniform Commercial Code records, showing no filings against any of the collateral for the Loan or against Borrower except as consented to by Administrative Agent, and if required by Administrative Agent, a certificate or certificates of the appropriate judgment and tax lien records, showing no outstanding judgment or tax liens against any Loan Party.
6.15    Priority. Administrative Agent shall have received evidence satisfactory to it that prior to and as of the time the Deed of Trust was filed for record (a) no activity or circumstance was visible on or near the Land which would constitute inception of a mechanic's or materialman's lien against the Project; (b) no contract, or memorandum thereof, for construction, design, surveying, or any other service relating to the Project had been filed for record in the county in which the Project is located; and (c) no mechanic's or materialman's lien claim or notice, lis pendens, judgment, or other claim or encumbrance against the Project had been filed for record in the county in which the Project is located or in any other public record which by law provides notice of claims or encumbrances regarding the Project.
6.16    HEB Lease. Administrative Agent shall have received copies of the fully executed HEB Lease and all documents executed in connection with the HEB Lease including any guaranty of the HEB Lease. Additionally, Administrative Agent has received an executed tenant estoppel certificate and an executed subordination and attornment agreement in form and content satisfactory to Administrative Agent with respect to the HEB Lease.
6.17    Compliance with Closing Conditions Certificate. Administrative Agent shall have received a certificate of Borrower certifying that (a) all conditions specified in Section 6 have been satisfied, and (b) no Event of Default or Potential Default has occurred.
6.18    No Material Changes. Administrative Agent shall have received satisfactory evidence that (i) no material adverse change has occurred in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of any Loan Party since July 31, 2014, or (ii) there is no suit, action, investigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that purports to affect materially and adversely any Loan Party.
6.19    Representations and Warranties. All representations and warranties contained     herein or in the documents referred to herein or otherwise made in writing in connection herewith or therewith shall be true and correct with the same force and effect as though such representations and warranties have been made on and as of this date.

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6.20    Other Documents. Administrative Agent shall have received such other documents and certificates as Administrative Agent may have reasonably requested from Borrower, any Guarantor or any other Person, in form and content satisfactory to Administrative Agent.
6.21    Closing of Acquisition of JTTT Enterprises Tract. It is contemplated that Borrower's closing of the acquisition of the JTTT Enterprises Tract shall occur simultaneously with the closing of the transactions contemplated by this Agreement. Accordingly, Borrower shall have provided Administrative Agent with the following, which shall be satisfactory to Administrative Agent:
(a)    True and complete copies of the purchase agreement covering the JTTT Enterprises Tract showing the total purchase price and all terms and conditions of Borrower's acquisition thereof as well as a copy of Borrower's closing statement from the Title Insurer for such acquisition.
(b)    A true and complete copy of the fully executed warranty deed in favor of Borrower conveying the JTTT Enterprises Tract to Borrower which shall be executed and delivered simultaneously with the closing of the transactions described in this Agreement.
(c)    Evidence that all conditions precedent to the closing of the acquisition of the JTTT Enterprises Tract have been complied with, but for the funding of the initial Loan hereunder to Borrower which is a portion of the purchase price for the JTTT Enterprises Tract.
6.22    Equity Requirement. Administrative Agent shall have received evidence satisfactory to Administrative Agent that Borrower has obtained from equity contributions or other sources approved by Administrative Agent an amount equal to the Equity Requirement. The Equity Requirement may include the value of the Land, deferral of development fees, and deferral of the HEB Lease commission.
6.23    Deemed Consent of Lenders. Without limiting the generality of the provisions of Section 15.4, for purposes of determining compliance with the conditions specified in the preceding sections of this Section 6, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 7. ADVANCES OF LOAN AMOUNT
Advances of the Loan under this Agreement shall be made subject to and in accordance with the provisions of this Section.
7.1    Procedure for Advances. At least five (5) Business Days before the requested date of each advance (except for the initial advance hereunder), Borrower shall deliver to Administrative Agent a completed Draw Request Package in the form of Exhibit B. Borrower shall be entitled to an advance only in an amount approved by Administrative Agent in accordance with the terms of this Agreement and the Loan Documents. Administrative Agent shall not be required to make advances more frequently than once each calendar month. Administrative Agent shall, only upon the satisfaction (in the reasonable opinion of Administrative Agent) of all applicable conditions of this Agreement and the Loan Documents, make the requested advance to Borrower within one (1) Business Day after such satisfaction. Submission of a Draw Request Package to Administrative Agent shall constitute a certification by Borrower to Administrative Agent that on the date thereof (a) all representations and warranties contained in the Loan Documents are true and correct in all material respects, (b) no Event of Default or Potential Default exists, (c) all conditions herein to the advance, whether or not evidence thereof is required by

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Administrative Agent, are satisfied (except to the extent specifically waived by Administrative Agent), (d) the AIA Document G-702 and G-703 forms executed by each Contractor and approved by the Architect, together with all schedules, affidavits, releases, waivers, statements, invoices, bills, and other documents, certificates and information submitted for the Draw Request are complete and correct, and in all material respects what they purport and appear to be for the amount and period applicable to the Draw Request, (e) all advances previously made to Borrower were disbursed, and the proceeds of the advance requested in the Draw Request will immediately be disbursed, for payments of the costs and expenses specified in the Phase 1 Budget or the Budget, as applicable, for which the advances were made, and for no other purpose, (f) after the advance, all obligations for work and other costs heretofore incurred by Borrower in connection with the Project and which are due and payable will be fully paid and satisfied and (g) any unadvanced portion of the Loan to which Borrower is entitled, plus the portions of the Phase 1 Aggregate Cost (before the Syndication Event) or the Aggregate Cost (after the Syndication Event), as applicable, that are to be paid by Borrower from other funds that, to Administrative Agent 's satisfaction, are available, set aside and committed, is or will be sufficient to pay the actual unpaid Phase 1 Aggregate Cost or the Aggregate Cost, as applicable.
7.2    Advances. Advances may be made until the Conversion Date, after which date Administrative Agent may decline to make any further advances. Advances shall first be made from the Borrower's Deposit, if any. Then, after the Borrower's Deposit has been fully exhausted, advances shall be made from proceeds of the Loan. Advances shall be for payment of the costs and expenses specified in the Phase 1 Budget (before the Syndication Event) or the Budget (after the Syndication Event), as applicable, for which the Loan is made, and for no other purpose. Notwithstanding the preceding sentence, after a Potential Default or an Event of Default, Administrative Agent may in its sole discretion make checks payable jointly to any Contractor and Borrower. Following receipt and approval of a Draw Request Package (except for the initial advance hereunder), all supporting documentation and information, and receipt and approval of a written report from the Construction Consultant (except for the initial advance hereunder), Administrative Agent will determine the amount of the advance it will make in accordance with this Agreement, the Loan Documents, the Phase 1 Budget or the Budget, as applicable, and the following standards:
(a)    An initial advance in the amount of approximately $14,000,000 for the acquisition of the JTTT Enterprises Tract (in the amount of approximately $9,848,337.05), the payoff of the seller financing owed to D.N. Kahn, Trustee, aka Donald N. Kahn, Trustee (in the amount of approximately $1,556,369.87), the upfront commitment fee of $175,000.00 and all other costs and expenses payable in connection with the closings of the transaction contemplated by this Agreement.
(b)    For construction work, advances will be made on the basis of ninety percent (90%) of the costs shown on the application for payment from the General Contractor for the work or material in place on the Improvements that is verified and confirmed by the Construction Consultant and approved by Administrative Agent and that comply with the terms of the Loan Documents, minus all previous advances and all amounts required to be paid by Borrower as described in the Phase 1 Budget or the Budget, as applicable.
(c)    Except as otherwise provided herein, advances will be made for the costs of non‑construction items listed on the Phase 1 Budget or the Budget, as applicable (including materials purchased by the General Contractor) on the basis of one hundred percent (100%) of all invoices for such items complying with this Agreement.
(d)    No advances for building materials or furnishings that are not yet incorporated into the Improvements ("stored materials") unless (i) Borrower has good title to the stored materials and the stored materials are components in a form ready for incorporation into the Improvements and will be

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so incorporated within a period of thirty (30) days, (ii) the stored materials are in Borrower's possession and satisfactorily stored on the Land or such materials are satisfactorily stored at such other site as Administrative Agent may approve, (iii) the stored materials are protected and insured against theft and damage in a manner and amount reasonably satisfactory to Administrative Agent, (iv) the stored materials have been paid for in full or will be paid for with the funds to be advanced and all lien rights and claims of the supplier have been released or will be released upon payment with the advanced funds, and (v) Administrative Agent has or will have upon payment with the advanced funds a perfected, first priority security interest in the stored materials. Notwithstanding the foregoing, the aggregate amount of advances for stored materials that have not yet been incorporated into the Improvements shall not exceed $100,000.
7.3    Conditions to First Advance. On or prior to the first advance made pursuant hereto, Borrower shall have delivered to Administrative Agent the following, which shall be in form and substance satisfactory to Administrative Agent:
(a)    Budget. Administrative Agent shall have received and approved the Budget. Administrative Agent shall also have received and approved Borrower's proposed cash flow, draw schedule and construction schedule. Administrative Agent shall be satisfied, in its sole discretion, that the Improvements may be completed in accordance with the construction schedule and for costs not exceeding those set forth in the Budget.
(b)    Plans. (1) Administrative Agent shall have received and approved one true and correct copy of the Plans for the construction of the Improvements, together with satisfactory evidence that all applicable Governmental Authorities, Borrower, the Architect, the Engineer and the Construction Consultant have approved the same, and (2) Architect shall have consented to the assignment of the Plans to Administrative Agent pursuant to an agreement (as amended from time to time, the "Architect's Consent and Agreement") which shall be satisfactory in form and substance to Administrative Agent.
(c)    Design Services Contracts. (1) Administrative Agent shall have received and approved a true, correct and complete copy of Borrower's fully executed contract with each of the Architect and the Engineer, and, if requested by Administrative Agent, each other Design Services Contract, relating to the Improvements, (2) the Architect shall have consented to the assignment of such contract to Administrative Agent pursuant to the Architect's Consent and Agreement, and (3) the Engineer shall have consented to the assignment of such contract to Administrative Agent pursuant to an agreement (as amended from time to time, the "Engineer's Consent and Agreement"), which shall be satisfactory in form and substance to Administrative Agent.
(d)    Contract with General Contractor. (1) Administrative Agent shall have received and approved a true, correct and complete copy of Borrower's fully executed contract with General Contractor for the construction of the Improvements (which shall be a fixed price contract), and (2) the General Contractor shall have consented to the assignment of such contract to Administrative Agent pursuant to an agreement (as amended from time to time, the "Contractor's Consent and Agreement"), which shall be satisfactory in form and substance to Administrative Agent.
(e)    Project Management Contract. (1) Administrative Agent shall have received and approved a true, correct and complete copy of the Project Management Contract, and (2) the Project Manager shall have consented to the assignment of the Project Management Contract to Administrative Agent pursuant to an agreement (as amended from time to time, the “Project Manager’s Consent and Agreement”), which shall be satisfactory in form and substance to Administrative Agent.

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(f)    List of Contractors. Administrative Agent shall have received and approved a list containing the names and addresses of all existing material Contractors, Design Professionals and other suppliers of services and materials for the Project and their respective contract amounts. As used herein, a "material" party is one whose contract price exceeds $100,000 in the aggregate.
(g)    Governmental Permits. Administrative Agent shall have received and approved copies of all required permits required by Governmental Requirements with respect to the commencement of construction of the Improvements.
(h)    Zoning. Administrative Agent shall have received and approved evidence that the Land is zoned to permit the construction of the Improvements.
(i)    Access. Administrative Agent shall have received evidence that the Project abuts and has fully adequate direct and free access to a dedicated public street and thoroughfare and that all easements and other rights necessary for the present and intended use of the Project, including but not limited to those for ingress and egress, for vehicular and pedestrian traffic and for vehicle parking, are and will continue in effect (receipt of the title commitment referred to in Section 6.6 hereof which does not exclude the right of access shall be deemed sufficient evidence for purposes of this subsection).
(j)    Barriers Compliance. Administrative Agent shall have received evidence that the Improvements comply or will comply, when constructed, with all applicable architectural barriers laws (including the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (1990), and the applicable portions of the Fair Housing Amendments Act of 1988, 42 U.S.C. § 3601 et seq. (1988)), ordinances, rules and regulations, or evidence that the Improvements are exempted from compliance with said laws, ordinances, rules and regulations.
(k)    Utilities. Administrative Agent shall have received satisfactory evidence of the availability of all utilities to the Project including specifically, but without limitation, gas, electricity, storm and sanitary sewer, potable water, telephone services and other municipal services.
(l)    Grading Plan. Administrative Agent shall have received a grading plan prepared by a company approved by Administrative Agent in form, scope and substance acceptable to Administrative Agent, evidencing that the Project, when built in accordance with the Plans, will drain properly and will not be subject to foreseeable flooding.
(m)    Soil Reports. Administrative Agent shall have received and approved a soil composition and test boring report and a foundation report satisfactory to Administrative Agent regarding the Land, made within ninety (90) days prior to the date of this Agreement or such earlier date as may be acceptable to Administrative Agent by a licensed professional engineer satisfactory to Administrative Agent.
(n)    Licenses, Letters and Certificates. Administrative Agent shall have received such licenses, letters and certificates as Administrative Agent may require to evidence that the Project is being built in accordance with all Governmental Requirements.
(o)    Project Review. The Construction Consultant shall have performed a front‑end review of the Project documents and of the Budget, which review shall be satisfactory to Administrative Agent.
(p)    Borrower Identification Due Diligence. Administrative Agent shall have received all due diligence materials deemed necessary by it and by each Lender with respect to

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verification of Borrower's identity and background information in a manner satisfactory to Administrative Agent and each Lender.
(q)    General Contractor. Administrative Agent shall have received the financial statements of the General Contractor and evidence regarding the General Contractor's qualifications.
7.4    Conditions to All Advances. As conditions precedent to each advance made pursuant to a Draw Request Package, in addition to all other requirements contained in the other Loan Documents, Borrower must satisfy (in the reasonable opinion of Administrative Agent) the following conditions, and deliver to Administrative Agent evidence of such satisfaction:
(a)    Draw Request Package. Borrower shall have delivered to Administrative Agent and to the Construction Consultant, within the time frame specified above, a Draw Request Package appropriately completed in conformity herewith. The Draw Request Package shall include the following as applicable:
1.    A cover sheet stating Borrower's intention to request an advance and referencing all enclosures described in the Draw Request Package as are applicable and containing appropriate funding instructions.
2.    A Draw Request form duly completed and signed and notarized by an individual duly authorized by Borrower (form attached to Draw Request Package).
3.    AIA document G702 and G703. These documents are acceptable as the General Contractor's requisition. Submit original documents which have been appropriately signed by the General Contractor and the Architect and subsequently notarized.
4.    Lien waivers from all Contractors and subcontractors (lien waivers to be conditioned only upon receipt of payment) (forms attached to Draw Request Package).
5.    True and correct copies of all invoices, paid receipts, statements supporting requisitions for soft costs and invoices for stored materials and other non‑construction items included in the requested advance.
6.    True and correct copies of any and all change orders to the Construction Contract which have not been previously furnished to Administrative Agent.
(b)    Availability. The then Aggregate Outstanding Credit Exposure plus the amount of the requested advance shall be equal to or less than the Committed Amount.
(c)    Expenses. Borrower shall have paid all out-of-pocket expenses incurred by Administrative Agent in connection with the making of the advance, including the fees, costs and expenses of the Construction Consultant, which may be included in the requested advance.
(d)    Representations and Warranties. All representations and warranties contained herein and in the Loan Documents shall be true and correct in all material respects as though such representations and warranties have been made on and as of the funding date.
(e)    No Default. There shall exist no Event of Default or Potential Default hereunder.

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(f)    Change in Condition. No change or other event shall have occurred which has or could have a Material Adverse Effect.
(g)    No Liens. Either (i) no mechanics' or materialman's lien or other encumbrance shall have been filed and remain in effect against the Project, or (ii) as to any mechanics' or materialman's lien or other encumbrance that has been filed, Borrower shall have (a) deposited with Administrative Agent a bond or other security satisfactory to Administrative Agent in such amount as Administrative Agent shall require, but not more than 150% of the amount of the claim, and Borrower shall thereafter diligently proceed to cause any such lien to be removed and discharged, or (b) bonded over such lien in accordance with the terms and provisions of the Texas Property Code, or (c) insured around such lien in a manner that allows the Title Insurer to issue a down date endorsement to Administrative Agent that does not specify such lien as an exception thereto and Borrower shall thereafter diligently proceed to cause any such lien to be removed and discharged.
(h)    Construction Advances. With respect to any advance to pay a Contractor, Administrative Agent shall have received a Draw Request containing a breakdown by trade and/or other categories acceptable to Administrative Agent, executed and certified by each Contractor and the Architect (if any) and verified and confirmed by the Construction Consultant (if requested by Administrative Agent), accompanied by invoices and if requested by Administrative Agent, the certification of one or more of the foregoing parties that the amount of the advance requested represents payment of materials or work in place based upon on-site observations and the data comprising the Draw Request, the work has progressed as indicated, the work has been done in accordance with the applicable Construction Contract. This paragraph does not apply to Draw Requests submitted for construction advances for General Contractor.
(i)    Copies of Construction Contracts. If required by Administrative Agent, Administrative Agent shall have received a true and complete copy of a fully executed counterpart of each Construction Contract for labor, materials, services and/or other work included in the Draw Request.
(j)    Title Insurance Down Dates. If required by Administrative Agent, the Title Policy shall have been endorsed and brought to date in a manner satisfactory to Administrative Agent to increase the coverage by the amount of each advance through the date of each such advance with no additional title change or exception not approved by Administrative Agent.
(k)    Foundation Survey. Administrative Agent shall have received (1) a foundation survey made immediately after, but in no event later than ten (10) days after, the laying of the foundation of each building of the Improvements satisfactory to Administrative Agent complying with the requirements of Exhibit D, (2) a certificate of the Architect stating that based on personal inspection the foundations have been completed in accordance with the Plans and are satisfactory in all respects, and (3) a bearing capacity test report with respect to the excavated footings and foundations, reviewed and approved by the Construction Consultant and the Architect.
(l)    Results of Concrete Tests. Administrative Agent shall have received within ten (10) days after the pouring of concrete for any Improvements, a report satisfactory to the Construction Consultant of the results of concrete tests made at the time the concrete is poured.
(m)    Results of Soil Tests. Administrative Agent shall have received within ten (10) days after the compaction of any soil for construction, a report satisfactory to the Construction Consultant of the results of soil tests.

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(n)    Other Information. Borrower shall have delivered to Administrative Agent such other information and documents as may be reasonably requested by Administrative Agent.
7.5    Final Advance. Administrative Agent shall not fund the final advance (including retainage) until all conditions set forth below have been complied with to the satisfaction of Administrative Agent:
(a)    Certificates. Administrative Agent shall have received certificates from the Architect, the General Contractor and, if required by Administrative Agent, the Construction Consultant, certifying that the Improvements have been completed in accordance with, and as completed comply with, the Plans and all Governmental Requirements, in all material respects, including but not limited to delivery to Administrative Agent of certificates of occupancy or temporary certificates of occupancy permitting the Improvements to be legally occupied.
(b)    Final Affidavits. Administrative Agent shall have received final affidavits (in a form approved by Administrative Agent and that otherwise complies with the Texas Property Code) from the Architect and the General Contractor certifying that each of them and their subcontractors, laborers, and materialmen have been paid in full for all labor and materials for the construction of the Improvements; and final lien releases or waivers (in a form approved by Administrative Agent and that otherwise complies with the Texas Property Code) by the Architect, the General Contractor, and all subcontractors, materialmen and other parties who have supplied labor, materials, or services for the construction of the Improvements, or who otherwise might be entitled to claim a contractual, statutory or constitutional lien against the Project. Final lien releases or waivers may be conditioned upon receipt of final payment, provided that with respect to any final lien release or waiver that is so conditioned, within fifteen (15) days after Administrative Agent funds the final advance, Borrower shall provide to Administrative Agent evidence of receipt by General Contractor, each Contractor and each subcontractors of their respective final payments and, if requested by Administrative Agent, final lien releases or waivers which are not so conditioned.
(c)    Title Insurance. Within thirty (30) days after the final advance, the Title Policy shall be endorsed to remove any exception for mechanics' or materialmen's liens or pending disbursements, with no additional title change or exception objectionable to Administrative Agent, and with such other endorsements as may be required by Administrative Agent.
(d)    Governmental Authority Inspections. Each applicable Governmental Authority shall have duly inspected and approved the Improvements and issued the appropriate permit, license or certificate to evidence such approval.
(e)    As-Built Survey. Administrative Agent shall have received two copies of a final as-built survey satisfactory to Administrative Agent conforming to the requirements of Exhibit D attached hereto.
(f)    Improvements "Completed". Administrative Agent shall have received such other evidence or information concerning the completion of the Improvements as Administrative Agent may in its discretion require, including but not limited to an Affidavit of Completion in the form of Exhibit F and compliance with §53.106 of the Texas Property Code.
7.6    Direct Advances. Borrower hereby irrevocably authorizes Administrative Agent on behalf of Lenders (but Administrative Agent shall have no obligation) to (a) advance Loan funds directly to Lenders to pay interest due on the Loan, and (b) advance and directly apply the proceeds of any advance to the satisfaction of any of Borrower's obligations under any of the Loan Documents, even

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though Borrower did not include that amount in a Draw Request and/or no Event of Default exists. Each such direct advance (except for advances of the Borrower's Deposit) shall be added to the outstanding principal balance of the Loan and shall be secured by the collateral for the Loan. Unless Borrower pays such interest from other resources, Administrative Agent may advance Loan funds pursuant to this Section for interest payments as and when due. Nothing contained in this Agreement shall be construed to permit Borrower to defer payment of interest on the Loan beyond the date(s) due. The allocation of Loan funds in the Budget for interest shall not affect Borrower's absolute obligation to pay the same in accordance with the Loan Documents. Administrative Agent may hold, use, disburse and apply the Loan proceeds and the Borrower's Deposit for payment of any obligation of Borrower under the Loan Documents. Borrower hereby assigns and pledges the proceeds of the Loan and any Borrower's Deposit to Administrative Agent for itself and for the benefit of Lenders for such purposes. During the continuance of an Event of Default, Administrative Agent on behalf of Lenders may, after Borrower's failure to timely do so, advance and incur such expenses as Administrative Agent deems necessary for the completion of the Improvements and to preserve the Project and any security for the Loan, and such expenses, even though in excess of the amount of the Loan, shall be secured by the collateral for the Loan and shall be payable to Administrative Agent on behalf of Lenders on demand. Administrative Agent on behalf of Lenders may disburse any portion of any advance at any time, and from time to time, to Persons other than Borrower for the purposes specified in this Section and the amount of advances to which Borrower shall thereafter be entitled shall be correspondingly reduced.
7.7    Funding. Borrower shall establish and maintain a special account with Administrative Agent into which advances funded directly to Borrower (but no other funds), and excluding direct disbursements made to or by Administrative Agent on behalf of Lenders pursuant to this Agreement, shall be deposited by Borrower, and against which checks shall be drawn only for the payment of costs specified in the Budget, but which special account shall not be used for any other purpose. Borrower hereby irrevocably authorizes Administrative Agent to deposit each advance requested by Borrower to the credit of Borrower in that account, by wire transfer or other deposit. Advances may also be made, in addition to other methods contemplated herein, at Administrative Agent's option, by direct or joint check payment, after a Potential Default or an Event of Default, to any or all Persons entitled to payment for work or services performed or material furnished in connection with the Project or the Loan, or by having the proceeds thereof made available to the Title Company (or its agent) for disbursement. Neither Administrative Agent nor any Lender shall be required to, and has no responsibility to, supervise the proper application or distribution of funds to third parties.
7.8    Conditions and Waivers. All conditions precedent to the obligation of Administrative Agent to make any advance are imposed hereby solely for the benefit of Administrative Agent and the Lenders, and no other party may require satisfaction of any such condition precedent or be entitled to assume that Administrative Agent will refuse to make any advance in the absence of strict compliance with such conditions precedent. Any requirement of this Agreement may be waived, in whole or in part, in a specific written waiver intended for that purpose and signed by Administrative Agent. Administrative Agent shall have the right to approve and verify the periodic progress, costs incurred by Borrower, and the estimated costs remaining to be incurred. No advance shall constitute an approval or acceptance by Administrative Agent of any construction work, a waiver of any condition precedent to any further advance, or preclude Administrative Agent from thereafter declaring the failure of Borrower to satisfy such condition precedent to be an Event of Default. No waiver by Administrative Agent of any condition precedent or obligation shall preclude Administrative Agent from requiring such condition or obligation to be met prior to making any other advance or from thereafter declaring the failure to satisfy such condition or obligation to be an Event of Default.
7.9    No Advances During Event of Default or After Potential Default. Borrower shall not be entitled to receive, and the Lenders shall have no obligation to fund, any advance whatsoever (whether

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previously approved by Administrative Agent or not) (a) during the existence of any Event of Default, or (b) after the occurrence of any Potential Default, unless such Potential Default is cured to the satisfaction of Administrative Agent.
SECTION 8. ADDITIONAL COVENANTS AND REPRESENTATIONS CONCERNING CONSTRUCTION
8.1    Plans and Specifications. Borrower assumes full responsibility for the compliance of the Plans and the Project with all Governmental Requirements and sound building and engineering practices. Administrative Agent shall have no obligation or responsibility for the Plans or any other matter incident to the Project or to the construction of the Improvements. No construction shall be undertaken on the Land except as shown in the Plans. No plans or specifications, or any changes thereto, shall be included as part of the Plans until consented to by Administrative Agent, and approved by Construction Consultant, all applicable Governmental Authorities, and all parties required under the Loan Documents.
8.2    Contracts. Without Administrative Agent's prior written approval as to parties, terms, and all other matters, Borrower shall not (a) enter into any material contract (hereinafter defined) for the performance of any work or the supplying of any labor, materials or services for the design or construction of the Improvements, (b) other than Lease permitted hereunder, enter into any management, leasing, maintenance or other contract pertaining to the Project not described in clause (a) that is not unconditionally terminable by Borrower or any successor owner without penalty or payment on not more than thirty (30) days' notice to the other party thereunder, or (c) modify, amend, or terminate any such contracts except to the extent consistent with Permitted Changes. All contracts for the performance of any work or the supplying of any labor, materials or services for the design or construction of the Improvements shall provide that all liens of the applicable Contractor, Design Professional, supplier, surveyor or other party and any right to remove removable improvements are subordinate to Administrative Agent 's rights, shall require all subcontracts and purchase orders to contain a provision subordinating the subcontractors' and mechanics' and materialmen's liens and any right to remove removable improvements to Administrative Agent 's rights, and shall provide that no change order shall be effective without the prior written consent of Administrative Agent except for Permitted Changes. Borrower shall not default under any such contract to which it is a party, Borrower shall not permit any contract to terminate by reason of any failure of Borrower to perform thereunder, and Borrower shall promptly notify Administrative Agent of any material default thereunder. Borrower will deliver to Administrative Agent, upon request of Administrative Agent, the names of all Persons with whom each Contractor has contracted or intends to contract for the construction of the Improvements or for the furnishing of labor or materials therefor. With respect to contracts for the performance of any work or the supplying of any labor, materials or services, a "material" contract is one which exceeds $100,000 in total price.
8.3    Construction of the Improvements. Borrower shall cause the prosecution of the construction of the Improvements with diligence and continuity, in a good and workmanlike manner, and in accordance with sound building and engineering practices, all applicable Governmental Requirements, the Loan Documents, and the Plans. Borrower shall not permit cessation of work for a period in excess of ten (10) consecutive days, except for Excusable Delays. Borrower shall complete construction of the Improvements, and shall obtain a permanent unconditional certificate of occupancy or certificate of completion and all other permits, licenses, and approvals for the occupancy, use and operation of the Improvements from all applicable Governmental Authorities on or before the Completion Date, free and clear of all liens except Permitted Liens and liens for the performance of work or the supply of materials as to which Borrower has deposited a bond or other security in accordance with Section 8.11 and as to

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which Borrower is diligently proceeding to cause such liens to be removed and discharged. In the event that space within the Project is unleased, Borrower may obtain a temporary certificate of occupancy in lieu of a permanent certificate of occupancy for such unleased space. Borrower shall correct promptly (a) any material defect in the Improvements, (b) any material departure from the Plans or Governmental Requirements, or (c) any encroachment by any Improvements or structure on any building setback line, easement, property line or restricted area.
8.4    Changes. Without Administrative Agent 's prior written consent, Borrower shall not change or modify the Plans, agree to any change order, or allow any extras to any Contractor or any subcontractor, except that Borrower may make the Permitted Changes if: (a) Borrower notifies Administrative Agent in writing of the change or extra with appropriate supporting documentation and information; (b) Borrower obtains the approval of the applicable Contractor, the Architect, and all sureties; (c) the structural integrity, quality and standard of workmanship of the Improvements is not impaired; (d) no substantial change in architectural appearance is affected; (e) no default in any obligation to any Person or violation of any Governmental Requirement would result from such change or extra; (f) completion of the Improvements by the Completion Date will not be affected; and (g) Borrower complies with Section 4.3 of this Agreement to cover any excess cost resulting from the change or extra to the extent not included in the Budget including a contingency line item. Administrative Agent shall not be obligated to review a proposed change unless it has received all documents necessary to review such change, such as the change order, cost estimates, plans and specifications, and evidence that all approvals by all applicable parties have been obtained.
8.5    Inspection. Administrative Agent and its agents, including the Construction Consultant, may enter upon the Land to inspect the Project and any materials at any reasonable time, unless Administrative Agent deems such inspection to be of an emergency nature, in which event Borrower shall provide Administrative Agent with immediate access to the Project. Borrower will furnish to Administrative Agent and the Construction Consultant at any time for inspection and copying all Plans, shop drawings, specifications, books and records, and other documents and information required by Administrative Agent.
8.6    Storage of Materials. Borrower shall cause all materials supplied for, or intended to be utilized in, the construction of the Improvements, but not yet affixed to or incorporated into the Improvements to be stored on the Land with adequate safeguards, as required by Administrative Agent, to prevent loss, theft, damage or commingling with other materials. Unless approved by the Administrative Agent, Borrower shall not purchase or order materials for delivery more than forty-five (45) days prior to the scheduled incorporation of such materials into the Improvements.
8.7    Construction Consultant. Administrative Agent shall have the right to retain, at Borrower's expense, a Construction Consultant to review and advise Administrative Agent with respect to all construction documents, change orders, governmental permits and approvals, governmental agency filings, and other matters related to the design, construction, operation and use of the Project, to monitor the progress of the development and construction of the Project, and to review on behalf of Administrative Agent all Draw Requests submitted by Borrower. Borrower acknowledges that (a) the Construction Consultant has been retained by Administrative Agent to act as a consultant, and only as a consultant, to Administrative Agent and the Lenders in connection with the development of the Project, (b) the Construction Consultant shall in no event have any power or authority to make any decision or to give any approval or consent or to do any other thing which is binding upon Administrative Agent or the Lenders, and any such purported decision, approval, consent or act by the Construction Consultant on behalf of Administrative Agent shall be void and of no force or effect, (c) Administrative Agent and the Lenders reserve the right to make any and all decisions required to be made by Administrative Agent and the Lenders, respectively, under this Agreement, in their sole and absolute discretion, and without in any

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instance being bound or limited in any manner whatsoever by any opinion expressed or not expressed by the Construction Consultant to Administrative Agent, any Lender or any other Person with respect thereto, and (d) Administrative Agent reserves the right in its sole and absolute discretion to replace the Construction Consultant with another inspector at any time and without prior notice to or approval by Borrower. Borrower will cooperate with the Construction Consultant and will furnish the Construction Consultant whatever the Construction Consultant considers necessary or useful to perform its duties. Borrower shall (a) cause the Architect, Engineer, and the General Contractor to meet monthly (or less frequently if approved by Administrative Agent) with the Construction Consultant to review the progress of construction to date and to review requests for disbursement of any Borrower's Deposit and Loan proceeds, and (b) provide to Administrative Agent monthly, even during the funding of construction from equity, a certificate from Borrower, the Architect and the Construction Consultant in form and substance satisfactory to Administrative Agent. The duties of the Construction Consultant run solely to Administrative Agent, and the Construction Consultant shall have no obligations or any responsibilities whatsoever to Borrower or the Architect or the General Contractor or to any of their agents or employees. Unless prohibited by applicable law, the fees, costs and expenses of the Construction Consultant shall be paid by Borrower.
8.8    Payment of Withholding Taxes. Borrower shall not use or knowingly permit any contractor or subcontractor to use any portion of the proceeds of any advance hereunder to pay the wages of employees unless a portion of the proceeds or other funds are also used to make timely payment to or deposit with (a) the United States of all amounts of tax required to be deducted and withheld with respect to such wages under the Internal Revenue Code, and (b) any state and/or local Governmental Authority or agency having jurisdiction of all amounts of tax required to be deducted and withheld with respect to such wages under any applicable state and/or local Governmental Requirements.
8.9    Reports and Testing. Borrower shall (a) promptly deliver to Administrative Agent copies of all reports, studies, inspections and tests made on the Land, the Improvements or any materials to be incorporated into the Improvements; and (b) make such additional tests on the Land, the Improvements or any materials to be incorporated into the Improvements as Administrative Agent reasonably requests. Borrower shall immediately notify Administrative Agent of any report, study, inspection or test that indicates any adverse condition relating to the Land, the Improvements or any such materials.
8.10    Representations and Warranties. To induce Lenders to make the Loan, Borrower hereby represents and warrants to Administrative Agent and Lenders that (a) prior to the recordation of the Deed of Trust, no work of any kind (including the destruction or removal of any existing improvements, site work, clearing, grading, grubbing, draining or fencing of the Land) has been or will be commenced or performed on the Land, no equipment or material has been or will be delivered to or upon the Land for any purpose whatsoever, and no contract (or memorandum or affidavit thereof) for the supplying of labor, materials, or services for the construction of the Improvements, nor any affidavit or notice of commencement of construction of the Improvements, has been or will be executed or recorded, which could cause a mechanic's or materialman's lien or similar lien to have an inception so as to achieve priority over the Deed of Trust or the rights of the secured parties thereunder; (b) the Plans are satisfactory to Borrower, have been approved by all applicable Governmental Authorities to the extent required to commence site work, comply with the Loan Documents and all applicable Governmental Requirements in all material respects, and are complete in all material respects, contain all detail necessary and are adequate for the construction of the Improvements; (c) the Land is not part of a larger tract of land owned by Borrower or its affiliates or any other Loan Party and is not otherwise included under any unity of title or similar covenant with other lands not encumbered by the Deed of Trust, and Borrower has obtained a separate tax lot or lots with a separate tax assessment or assessments for the Land and Improvements, independent of any other lands or improvements; (d) the Land and

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Improvements comply with all Governmental Requirements, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property; (e) the Plans do and the Improvements when constructed will comply with all Governmental Requirements regarding access and facilities for handicapped or disabled persons; (f) Borrower has not directly or indirectly conveyed, assigned or otherwise disposed of or transferred (or agreed to do so) any development rights, air rights or other similar rights, privileges or attributes with respect to the Project, including those arising under any zoning or land use ordinance or other Governmental Requirement; (g) the construction schedule for the Project is realistic and the Completion Date is a reasonable estimate of the time required to complete the Project; (h) all utility services necessary for the development of the Land and the construction of the Improvements and the operation thereof for their intended purpose are available at the boundaries of the Land; (i) the current and anticipated use of the Project complies with all applicable zoning ordinances, regulations and restrictive covenants affecting the Land without the existence of any variance, non‑complying use, non-conforming use or other special exceptions, and all use restrictions of any Governmental Authority having jurisdiction have been satisfied, and no violation of any Governmental Requirement exists with respect thereto; and (j) the General Contractor is able to secure a payment bond and a performance bond if required by Administrative Agent to do so.
8.11    Mechanics' Liens. In the event of the filing of any mechanics' or materialmen's lien, Borrower, within thirty (30) days after the filing thereof, or if earlier, prior to the next disbursement of Loan proceeds, shall (a) cause such lien to be released, bonded over in accordance with the Texas Property Code or insured around in accordance with this Loan Agreement, or (b) deposit with Administrative Agent a bond or other security satisfactory to Administrative Agent in such amount as Administrative Agent shall require, but not more than 150% of the amount of the claim and shall thereafter diligently proceed to cause any such lien to be removed and discharged.
8.12    Certain Lease Restrictions. Borrower may enter into Leases at the Project in addition to the HEB Lease without the prior written consent of the Administrative Agent, provided that the following conditions are met:
(a)    Each such Lease is for not more than 5,000 rentable square feet of retail space, for a term of not less than three (3) years not more than fifteen (15) years, with a gross rental of not less than $25.00 per square foot and a tenant improvements allowance of not more than $40.00 per square foot.
(b)    Each such Lease is on a standard form of lease that has previously been submitted to and approved by Lender, with no material deviations except as approved by Administrative Agent and market driven changes that would be acceptable to a commercial landlord in a similar project in Lakeway, Texas utilizing sound business judgment, provided that the Lease must require the tenant to contribute to real estate taxes, insurance and common area maintenance expenses on a commercially reasonable basis and that no subordination, attornment or other mortgage/deed of trust-related provisions of the standard form Lease shall be modified in any material respect unless actually approved by Administrative Agent.
(c)    Borrower shall furnish Administrative Agent with a true, complete and correct copy of the proposed Lease.
(d)    If the form of lease does not contain provisions acceptable to Administrative Agent with respect to subordination and attornment and the providing of an estoppel certificate, (i) the tenant signs a subordination and attornment agreement in form and substance satisfactory to Administrative Agent at the same time the tenant executes the Lease, and (ii) the tenant signs an estoppel

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certificate in form and substance satisfactory to Administrative Agent when the tenant takes possession of the leased premises.
Except as expressly provided above, Borrower will not enter into any Lease or Leases (including any material amendment to any such Lease that is not contemplated in the Lease) for all or any portion of the Project without the prior written approval of Administrative Agent, which approval will not be unreasonably withheld or delayed. Administrative Agent will use its best efforts to respond to Borrower's request for approval of a proposed Lease within ten (10) Business Days of Administrative Agent's receipt of such request and of a copy of the proposed lease agreement and any related documents that may be requested by Administrative Agent. Administrative Agent's failure to respond within such ten (10) Business Day period shall be deemed to be Administrative Agent's approval of the proposed Lease. Borrower acknowledges that Leases entered into pursuant to this Section will generally reflect market conditions and consequently may or may not generate receipts sufficient to meet Borrower's obligations under the Loan Documents. Under no circumstances shall Borrower's obligations under the Loan Documents be deemed to be waived, diminished, reduced or otherwise impaired by virtue of the fact that Leases approved pursuant to this Section do not generate sufficient receipts to enable Borrower to comply with such obligations.
SECTION 9. AFFIRMATIVE COVENANTS
Until full payment and performance of all Obligations of Borrower under the Loan Documents, unless Administrative Agent consents otherwise in writing (and without limiting any requirement of any other Loan Document):
9.1    Financial Statements and Other Information. Borrower shall deliver or cause to be delivered to Administrative Agent:
(a)    Annual Financial Statements of Borrower. Within one hundred twenty (120) days of the fiscal year end of Borrower, the annual financial statements of Borrower. These financial statements must be certified and dated by an authorized financial officer of Borrower.
(b)    Quarterly Financial Statements of Borrower. Within forty-five (45) days of each fiscal quarter's end (including the last fiscal quarter in each fiscal year) of Borrower, the consolidated and consolidating quarterly financial statements of Borrower, certified and dated by an authorized financial officer of Borrower.
(c)    Tax Returns of Borrower. Copies of Borrower's federal income tax return, within thirty (30) days after filing, and, if requested by Administrative Agent, copies of any extensions of the filing date.
(d)    Compliance Certificate. Following Substantial Completion of the Project within the period(s) provided in Section 9.1(a) and (b) above, a Compliance Certificate of Borrower in the form of Exhibit K attached hereto signed by an authorized financial officer of Borrower setting forth (i) the information and computations (in sufficient detail) to establish that Borrowers are in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Event of Default under this Agreement and, if any such Event of Default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto.

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(e)    Annual Financial Statements of Stratus Properties Inc. Within one hundred twenty (120) days of the fiscal year end of Stratus Properties Inc., the consolidated annual financial statements of Stratus Properties Inc. These financial statements must be audited (with an unqualified opinion) by a certified public accountant reasonably acceptable to Administrative Agent (for avoidance of doubt, Administrative Agent agrees that BKM Sowan Horen is approved as Borrower’s certified public accountant).
(f)    Quarterly Financial Statements of Stratus Properties Inc. Within forty‑five (45) days of each fiscal quarter's end (including the last fiscal quarter in each fiscal year) of Stratus Properties Inc., the consolidated quarterly financial statements of Stratus Properties Inc., certified and dated by an authorized financial officer of Stratus Properties Inc.
(g)    Tax Returns of Stratus Properties Inc. Copies of Stratus Properties Inc.'s federal income tax return, within thirty (30) days after filing, and, if requested by Administrative Agent, copies of any extensions of the filing date.
(h)    Rent Roll. Upon the commencement of the payment of rent under the HEB Lease, within fifteen (15) days after the end of each calendar quarter, a rent roll certified as true, correct and complete by Borrower and providing the following information: tenant name, unit number, square feet of leased space, commencement and expiration date, lease renewal options, the date rental payments began, number of months of free rent (if applicable) or other concessions, base rent, escalation provisions (if applicable), vacancies and recent rental activities, furnish or unfurnished status (if applicable), expense stop (if applicable), and other pertinent information.
(i)    Additional Information. Such additional information, reports and statements with respect to the business operations and financial condition of Borrower or any other Loan Party or the Project (including copies of contracts and invoices and updates of cost estimates and construction schedules) as Administrative Agent may reasonably request from time to time.
9.2    Adverse Conditions or Events. Borrower shall promptly advise Administrative Agent in writing of (a) any condition, event or act which comes to its attention that would or might have a Material Adverse Effect, (b) any litigation filed by or threatened against Borrower or the Project or any other Loan Party in which the amount in controversy exceeds $100,000, (c) the occurrence of any Event of Default, or of any Potential Default, or Borrower becomes aware of the failure of Borrower or any other Loan Party to observe any of its undertakings hereunder or under any of the other Loan Documents, (d) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $100,000, (e) any other event which has or can reasonably be expected to have a Material Adverse Effect (including the termination of any material labor contract, any material labor dispute, or any strike, lockout, walkout, or other dispute to which it is a party or which affects or may affect any of its property), (f) any actual, proposed or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any real property or the release of any Hazardous Materials by or from, affecting or related to any real property (except such releases as are made in accordance with applicable environmental laws), (g) any actual or threatened condemnation of any portion of the Project or any loss of or substantial damage to the Project, (h) any labor controversy pending or threatened against any Contractor with respect to the Project, (i) any notice received by Borrower with respect to the cancellation, or alteration or non-renewal of any insurance coverage maintained with respect to the Project, (j) any failure by Borrower or any Contractor to perform any material obligation under any Construction Contract or any event or condition which would permit termination of any Construction Contract or the suspension of the work thereunder or any notice given by Borrower or any Contractor with respect to any of the foregoing, (k) any lien filed against the Project or any stop notice served on Borrower in connection with the construction of the Improvements, or (l) any

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required permit, license, certificate or approval with respect to the Project lapses or ceases to be in full force and effect.
9.3    Taxes and Other Obligations. Borrower shall pay all of Borrower's taxes, assessments and other obligations, including, but not limited to taxes and assessments and lawful claims which, if unpaid, might by law become a lien against the assets of Borrower, as the same become due and payable, except to the extent the same are being Contested in Good Faith.
9.4    Insurance. Borrower shall keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law. Borrower shall cause all such policies to be endorsed or otherwise amended to include a "standard" lender's loss payable endorsement, in form and substance reasonably satisfactory to Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to any Loan Party under such policies directly to Administrative Agent; cause all such policies to provide that neither any Loan Party, Administrative Agent, nor any other party shall be a coinsurer thereunder and to contain a "Replacement Cost Endorsement" without any deduction for depreciation, and such other provisions as Administrative Agent may require from time to time to protect its interest and the interests of the Lenders; deliver original or certified copies (or certificates evidencing the same) of all such policies to Administrative Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (a) by reason of nonpayment of premium upon less than 10 days' prior written notice thereof by the insurer to Administrative Agent giving Administrative Agent the right to cure defaults in the payment of premiums or (b) for any other reason upon less than 30 days' prior written notice thereof by the insurer to Administrative Agent; deliver to Administrative Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to Administrative Agent). Further, Borrower shall cause the General Contractor to maintain such insurance to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the Project, as may be required by Administrative Agent, and to furnish evidence of same to Administrative Agent.
9.5    Compliance with Governmental Requirements. Borrower shall comply with all Governmental Requirements and provide evidence thereof to Administrative Agent if requested by Administrative Agent. Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
9.6    Compliance with Material Agreements. Borrower shall comply in all respects with all existing and future agreements, indentures, mortgages, or documents which are binding upon it or affect any of its properties or business, a breach of which (when considered alone or when aggregated with the effect of other breaches) could have a Material Adverse Effect.
9.7    Maintenance of Records. Borrower shall keep at all times books and records of account in accordance with GAAP in which full, true and correct entries will be made of all dealings or

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transactions in relation to the business and affairs of Borrower, and Borrower shall provide adequate protection against loss or damage to such books of record and account.
9.8    Inspection of Books and Records. Borrower shall allow any representative of Administrative Agent to visit and inspect the Project, to examine its books of record and account and to discuss its affairs, finances and accounts with any of its officers, directors, employees and agents, all at such reasonable times and as often as Administrative Agent may request.
9.9    Existence and Qualification. Borrower shall preserve and maintain its existence and good standing in Texas and in each other jurisdiction in which qualification is required and where failure so to qualify could have a Material Adverse Effect.
9.10    Maintenance. Borrower shall maintain all of its tangible personal property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.
9.11    Correction of Defects. Borrower shall correct or cause to be corrected (a) any material defect in the Improvements, (b) any material departure in the construction of the Improvements from the Plans, Governmental Requirements or the requirements of any Lease, if applicable, or (c) any encroachment by any part of the Improvements or any structure located on the Land on any building line, easement, property line, or restricted area.
9.12    Compliance with Leases. Subject to provisions contained in the Deed of Trust, Borrower shall comply with all terms and conditions of the Leases, if any, and all other lease or rental agreements covering any premises or property (real or personal) wherein any of the Project is or may be located, and any Governmental Requirement, except where the failure to so comply could not cause a Material Adverse Effect.
9.13    Affidavits of Commencement and Completion. Within ten (10) days after the commencement of construction of the Improvements, but not before construction of the Improvements has actually begun, Borrower shall file or cause to be filed in the appropriate records of the county in which the Land is situated, an Affidavit of Commencement duly executed by Borrower and Contractor. The date of commencement of work set forth in such Affidavit of Commencement shall not be the date of or prior to the date on which the Deed of Trust was recorded. Within ten (10) days after construction of the Improvements has been completed, Borrower shall file or cause to be filed in the appropriate records in the county in which the Land is situated an Affidavit of Completion. Further, Borrower shall send copies of such Affidavit of Completion in accordance with, and shall otherwise comply with, Section 53.106 of the Texas Property Code.
9.14    Administrative Agent as Principal Depository. Borrower shall maintain Administrative Agent as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.
9.15    Appraisals. Borrower shall pay, within ten (10) days after demand, the cost of an updated Appraisal of the Project if the same is requested by Administrative Agent (Administrative Agent may request one updated Appraisal annually so long as no Event of Default has occurred and is continuing; if an Event of Default has occurred and is continuing, Administrative Agent shall not be limited to one updated Appraisal per year).

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9.16    Keepwell. Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under each Loan Document in respect of Swap Obligations (provided, however, that Borrower shall only be liable under this Section 9.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.16, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of Borrower under this Section shall remain in full force and effect until all of the Obligations have been fully and finally paid. Borrower intends that this Section 9.16 constitute, and this Section 9.16 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
9.17    Debt Service Coverage Ratio. Borrower shall maintain on a consolidated basis a Debt Service Coverage Ratio of at least 1.35 to l.00.  This ratio shall be calculated on an annualized basis for both Net Operating Income and Debt Service for the Subject Quarter and the next two following quarters (for 12/31, operating results multiplied by 4 and scheduled principal and interest payments through 12/31 multiplied by 4; for the following 3/31, operating results for the two quarters ending 3/31 multiplied by 2 and scheduled principal and interest payments for the two quarters ending 3/31 multiplied by two; and for the following 6/30, operating results for the three quarters ending 6/30 multiplied by 4 and divided by 3, and scheduled principal and interest payments for the three quarters ending 6/30 multiplied by 4 and divided by 3). Thereafter, this ratio shall be calculated at the end of each quarter using results of the twelve month period ending with that reporting period (12 months of actual Net Operating Income and 12 months scheduled Debt Service). Borrower may, at its option, prepay principal under the Loan in order to achieve the Debt Service Coverage Ratio required hereunder.
9.18    Further Assurances. Borrower shall make, execute or endorse, acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, undertakings, conveyances, deeds of trust, mortgages, assignments, financing statements or other assurances, and take any and all such other action as Administrative Agent may from time to time reasonably determine to be necessary or appropriate in connection with this Agreement or any of the other Loan Documents (a) to cure any defects in the creation of the Loan Documents, or (b) to evidence further or more fully describe, perfect or realize on the collateral intended as security, or (c) to correct any omissions in the Loan Documents, or (d) to state more fully the security for the Obligations, or (e) to perfect, protect or preserve any liens pursuant to any of the Loan Documents, or (f) for better assuring and confirming unto Administrative Agent all or any part of the security for any of the Obligations.
SECTION 10. NEGATIVE COVENANTS
Until full payment and performance of all Obligations of Borrower under the Loan Documents, without the prior written consent of Administrative Agent (and without limiting any requirement of any other Loan Documents):
10.1    Negative Pledge. Borrower shall not grant, suffer or permit any contractual or noncontractual lien on or security interest in the Project, or any of its other assets, its assets, except for Permitted Liens.
10.2    Merger, Etc. Borrower shall not enter into any merger or consolidation.

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10.3    Extensions of Credit. Borrower shall not make any loan or advance to any individual, partnership, corporation or other entity without consent of Administrative Agent, except (a) loans and intercompany adjustments between Borrower and its subsidiaries occurring in the ordinary course of business, and (b) advances made to employees of Borrower for the payment by them of items for which an expense report or voucher will be filed and which items will constitute ordinary and necessary business expenses of Borrower.
10.4    Borrowings. Borrower shall not create, incur, assume or become liable in any manner for any indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor for the debt for another, or otherwise) other than to Lenders, except for (a) normal trade debts incurred in the ordinary course of Borrower's business; (b) existing indebtedness disclosed to Administrative Agent in writing and acknowledged by Administrative Agent prior to the date of this Agreement; (c) leases of personal property which are not "capital leases" under GAAP and for which the lessor's remedy for a breach by the lessee thereunder is limited to recovery of the item leased; and (d) net liabilities under Swap Agreements permitted under Section 10.11 (valued at the termination value thereof, computed in accordance with the method agreed to by the parties in the applicable Swap Agreement).
10.5    Dividends and Distributions. Borrower shall not (a) declare or pay any dividends or distributions; or (b) purchase, redeem, retire or otherwise acquire for value any of its Equity Interests now or hereafter outstanding; or (c) make any distribution of assets to the holders of its Equity Interests, whether in cash, assets, or in obligations of Borrower; or (d) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any of its Equity Interests; or (e) make any other distribution by reduction of capital or otherwise in respect of any of its Equity Interests; provided that after the Conversion Date, so long as no Event of Default has occurred and is continuing, Borrower may make distributions in an amount in each fiscal year sufficient to cover the federal and state income tax liability of the owners of its Equity Interests for the immediately preceding fiscal year arising as a direct result of reported income for such fiscal year. Furthermore, Borrower will be restricted, in the same manner set forth above, from making any payments to HEB under that certain Profits Participation Agreement dated the same date as the HEB Lease and executed by HEB and Borrower.
10.6    Transfer of Assets. Borrower shall not convey, assign, transfer, sell, lease or otherwise dispose of, in one transaction or a series of transactions (or agree to do any of the foregoing at any future time), all or substantially all or a substantial part of its properties or assets (whether now owned or hereafter acquired) or any part of such properties or assets which are essential to the conduct of its business substantially as now conducted.
10.7    Investments. Borrower shall not make any investments, except investments consisting of (a) temporary investments in securities of the United States having maturities not in excess of one (1) year, (b) certificates of deposit issued by a Lender, (c) readily marketable commercial paper rated at least "A-1" by Standard & Poor's Corporation (or similar rating by any similar organization which rates commercial paper), (d) readily marketable direct obligations of any state of the United States of America or any political subdivision of any such state given on the date of such investment a credit rating of at least AA by Standard & Poor's Corporation due within one year from the acquisition thereof, (e) repurchase agreements with respect to the investments referred to in the preceding clauses with any bank or trust company organized under the laws of the United States of America or any state thereof and having combined capital, surplus and undivided profits of not less than $500,000,000 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor's Corporation, (f) Eurodollar time accounts or Eurodollar certificates of deposit each with banker's acceptances of any bank or trust company organized under the laws of the United States of America or any state thereof having combined capital, surplus and undivided profits of

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not less than $500,000,000 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor's Corporation, (g) Swap Agreements permitted by Section 10.11, to the extent the same constitute assets of Borrower, and (h) such other investments as may be approved by Administrative Agent.
10.8    Change of Control of Borrower. Borrower shall not permit the change of control of Borrower. "Change of control" means (a) STRS L.L.C. ceases to be the manager of Borrower, or (b) the holders of the Equity Interests of Borrower as of the date hereof cease to own and control, directly or indirectly, at least seventy (70%) of Borrower's Equity Interests. The issuance, sale, or exchange of stock of Stratus Properties Inc. is deemed to not affect a change of control of Borrower.
10.9    Modification of Company Agreement. Borrower shall not modify, directly or indirectly, or change, waive any provision of, amend, supplement, substitute, terminate, cancel or replace its Company Agreement; provided that the Company Agreement may be amended if (a) Borrower gives Administrative Agent prior written notice thereof, and (b) the proposed modification or amendment does not in Administrative Agent's judgment adversely affect the interests of Administrative Agent and Lenders under the Loan Documents or constitute or result in a breach of any of the provisions in any of the Loan Documents, and (c) no Event of Default or Potential Default has occurred and is continuing.
10.10    No Negative Pledge. Borrower shall not enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits Borrower from creating or incurring any lien on any of its assets.
10.11    Swap Agreements. Borrower shall not enter into any Swap Agreement other than Lender Swap Agreements, or permit any Swap Agreement now existing or hereafter entered into to be amended, modified, terminated or liquidated.
10.12    Change in Nature of Business. Borrower shall not conduct any business other than, or make any material change in the nature of, its business as carried on as of the date hereof.
10.13    Arm's Length Transactions. Borrower shall not enter into a transaction with any Affiliate, except a transaction upon terms that are not less favorable to it than would be obtained in a transaction negotiated at arm's length with an unrelated third party.
10.14    Subsidiaries. Borrower shall not form or acquire any subsidiaries.
10.15    Management. Borrower shall not enter into any management agreement for the management of the Project without Administrative Agent's prior written consent, which consent will not be unreasonably withheld or delayed.
10.16    Exceptions. Borrower shall not take any action which is permitted by any covenant contained in this Agreement if such action is in breach of any other covenant contained in this Agreement.
SECTION 11. REPRESENTATIONS AND WARRANTIES
Borrower hereby represents and warrants to Administrative Agent and Lenders as follows:
11.1    Title. Borrower has good and defensible title to all of its assets, and none of such assets are subject to any security interest, mortgage, deed of trust, pledge, lien, title retention document or encumbrance of any character, except for Permitted Liens and Permitted Exceptions. The Person

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designated as the grantor in the Deed of Trust holds good and indefeasible fee simple title to the Land and all improvements thereon subject only to Permitted Liens.
11.2    Financial Statements. The financial statements of the Loan Parties heretofore delivered to Administrative Agent have been prepared in accordance with GAAP and fairly present the financial condition of such Loan Parties as of the date or dates thereof, and there have been no material adverse changes in the financial condition of such Loan Parties or operation since the date or dates thereof.
11.3    Good Standing. Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of Texas and has the power and authority to own its property and to carry on its business in Texas and in each other jurisdiction in which Borrower does business. Stratus Properties Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own its property and to carry on its business in Texas and in each other jurisdiction in which such entity does business.
11.4    Authority and Compliance. Each Loan Party has full power and authority to execute, deliver and perform the Loan Documents to which it is a party and to incur and perform the obligations provided for therein. No consent or approval of any Governmental Authority or other third party is required as a condition to the validity or performance of any Loan Document, and each Loan Party is in compliance with all Governmental Requirements to which it is subject.
11.5    Binding Agreements. This Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms. Each of the Loan Documents executed by each other Loan Party constitutes the valid and binding obligation of such Loan Party, enforceable in accordance with its terms.
11.6    Litigation. Except as set forth on Schedule 11.6, there is no proceeding involving Borrower any other Loan Party pending or, to the knowledge of Borrower, threatened before any Governmental Authority.
11.7    No Conflicting Agreements. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the power or authority of any Loan Party and no provision of any existing agreement, mortgage, indenture or contract binding on any Loan Party or affecting any property of any Loan Party, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.
11.8    Commencement of Construction. Prior to the recordation of the Deed of Trust, no work of any kind (including the destruction or removal of any existing improvements, site work, clearing, grubbing, draining or fencing of the Land) has commenced or has been performed on the Land, no equipment or material has been delivered to or upon the Land for any purpose whatsoever, and no contract (or memorandum or affidavit thereof) for the supplying of labor, materials, or services for the construction of the Improvements has been executed or recorded in any mechanic's lien or other public records. If requested by Administrative Agent, Borrower shall provide to Administrative Agent an affidavit in form and content acceptable to Administrative Agent which certifies to the preceding.
11.9    Taxes. All taxes and assessments due and payable by all Loan Parties have been paid or are being Contested in Good Faith, except for taxes, the failure of which to pay, will not have a Material Adverse Effect. All Loan Parties have filed all tax returns which they are required to file.
11.10    No Default. No Event of Default or Potential Default has occurred and is continuing.

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11.11    Adverse Circumstances. Neither the business nor any property of Borrower is presently affected by any fire, explosion, accident, strike, lockout, or other dispute, embargo, act of God, act of public enemy, or similar event or circumstance nor has any other event or circumstance relating to its business or affairs occurred which has had or may reasonably be expected to have a Material Adverse Effect.
11.12    Accuracy of Information. To the best of Borrower's knowledge, all factual information furnished to Administrative Agent in connection with this Agreement and the other Loan Documents is and will be accurate and complete on the date as of which such information is delivered to Administrative Agent and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.
11.13    ERISA. Each Loan Party is in compliance in all material respects with all applicable provisions of ERISA except where failure to so comply would not result in a Material Adverse Effect. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any ERISA Plan; no notice of intent to terminate an ERISA Plan has been filed, nor has any ERISA Plan been terminated; no Loan Party nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan; and each Loan Party and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their ERISA Plans.
11.14    Environmental. Except as otherwise disclosed in the environmental site assessment delivered pursuant to Section 6.9 hereof and to Borrower’s knowledge, the conduct of Borrower's business operations and the condition of the Project does not and will not violate any federal laws, rules or ordinances for environmental protection, or regulations of the Environmental Protection Agency, or any applicable local or state law, rule, regulation or rule of common law, or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.
11.15    Consents, Approvals and Filings, Etc. Except as have been previously obtained or as otherwise expressly provided in this Agreement, no authorization, license, or formal exemption from, any Governmental Authority or other Person, is required in connection with the execution and performance by Borrower of any Loan Document.
11.16    Contracts, Agreements and Leases. To Borrower's knowledge, Borrower is not in default (beyond any applicable period of grace or cure) in complying with any provision of any material contract, agreement or Lease to which it is a party or by which it or any of its properties or assets are bound, where such default would have a Material Adverse Effect.
11.17    No Assignment. Borrower has made no previous assignment of its interest in the Plans, any Design Services Contract, any Construction Contract or any Project Management Contract.
11.18    Subsidiaries. Borrower has no Subsidiaries.
11.19    Commercial Purpose. The Loan is being made solely to acquire or carry on a business or commercial enterprise, and/or Borrower is a business or commercial organization. Borrower further warrants that all of the proceeds of this Loan shall be used for commercial purposes and stipulates that the Loan shall be construed for all purposes as a commercial loan, and is made for other than personal, family, household or agricultural purposes.
11.20    Disclaimer of Permanent Financing. Borrower acknowledges and agrees that Administrative Agent and Lenders have not made any commitments, either express or implied, to extend the term of the Loan past its stated Maturity Date or to provide Borrower with any permanent financing,

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except to the extent, if any, that the same is expressly stated in this Agreement or in some other written document executed by Administrative Agent and Lenders.
11.21    Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
11.22    Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any future advance of the Loan and in all instances shall be true and correct in all material respects.
SECTION 12. DEFAULT
Any of the following shall constitute events of default (each an "Event of Default"):
12.1    Nonpayment. (a) Borrower shall default in the due and punctual payment of any principal or interest of the Notes when due and payable, whether at maturity or otherwise, and such default continues for a period of three (3) days after same becomes due, or (b) any Loan Party shall fail to pay any of the other Obligations (specifically excluding principal and interest on the Notes and advances of Unreimbursed Amounts which are addressed in clause (a) immediately preceding) within fifteen (15) days after the date when due and payable, or if there is no due date specified, then within ten (10) Business Days after demand or notice has been provided to Borrower requesting payment of such amount.
12.2    Representations and Warranties. Any representation, warranty or statement made by any Loan Party herein or otherwise in writing in connection herewith or in connection with any of the other Loan Documents and the agreements referred to herein or therein or in any financial statement, certificate or statement signed by any officer or employee of any Loan Party and furnished pursuant to any provision of the Loan Documents shall be materially false, incorrect or incomplete when made.
12.3    Default in Covenants Under Agreement. (a) Borrower shall default in the due performance or observance by it of any term, covenant or agreement set forth in Section 9.2 or in Sections 10.1 through 10.16; or (b) Borrower shall default in the due performance or observance of any term, covenant or agreement contained in this Agreement other than those specified in clause (a) immediately preceding (and other than those covered by another section in this Section 12), and such default continues unremedied for a period of thirty (30) days after notice thereof from Administrative Agent or Administrative Agent is notified of such default or should have been so notified pursuant to the provisions of Section 9.2 hereof, whichever is earlier, unless (i) such failure, by its nature, is not capable of being cured within such period, and (ii) Borrower commences to cure such failure within such initial thirty (30) day period and thereafter diligently prosecutes the cure thereof, and (iii) Borrower causes such failure to be cured not later than sixty (60) days after the expiration of the initial thirty (30) day cure period.

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12.4    Default in Other Loan Documents. Any Loan Party shall default in the due performance of or observance by it of any term, covenant or agreement on its part to be performed pursuant to the terms of any of the other Loan Documents and the default shall continue unremedied beyond any grace or cure period therein provided.
12.5    Default in Other Debt. Any Loan Party shall default in the payment of any instrument (other than the Loan Documents) evidencing indebtedness for the payment of borrowed money or of any agreement relating thereto of more than the Threshold Amount, the effect of which is to permit the holder or holders of such instrument to cause the indebtedness evidenced by such instrument to become due and payable prior to its stated maturity (whether or not the holder actually exercises such option).
12.6    Validity of Loan Documents. Any of the Loan Documents shall cease to be a legal, valid and binding agreement enforceable against any party executing the same in accordance with the respective terms thereof, or shall in any way be terminated, or become or be declared ineffective or inoperative, or shall in any way whatsoever cease to give or provide the respective rights, remedies, powers and privileges intended to be created thereby, except as the foregoing may be limited by any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.
12.7    Bankruptcy. Any Loan Party shall suspend or discontinue its business operations, or shall generally fail to pay its debts as they mature, or shall file a petition commencing a voluntary case concerning any Loan Party under any Debtor Relief Law; or any involuntary case shall be commenced against any Loan Party under any Debtor Relief Law and such involuntary case shall not be dismissed within sixty (60) days of filing; or any Loan Party shall become insolvent (howsoever such insolvency may be evidenced).
12.8    Judgments and Decrees. Any Loan Party shall suffer a final judgment for the payment of money in excess of $100,000 and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced, or, if commenced, has been effectively stayed. Any order, judgment or decree shall be entered in any proceeding against any Loan Party decreeing the dissolution or split up of such entity and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days.
12.9    Swap Agreement Default. A default shall occur under any Lender Swap Agreement and such default shall continue unremedied beyond any grace or cure period therein provided.
12.10    Certain Events Related to Construction of Project. The occurrence of one or more of the following: (a) the cessation of the construction of the Improvements for more than ten (10) consecutive Business Days except for Excusable Delays; (b) failure of the construction of the Improvements to comply with the Plans, the Loan Documents, or any Governmental Requirements, in any material respect and which failure is not cured within thirty (30) days after written notice thereof to Borrower; (c) construction of the Improvements is abandoned, Administrative Agent reasonably determines that construction of the Improvements in accordance with this Agreement will not be completed on or before the Completion Date, or Borrower fails to complete construction of the Improvements (and obtain all applicable permits, licenses, and approvals) in accordance with this Agreement on or before the Completion Date; (d) any required permit, license, certificate or approval with respect to the Project lapses or ceases to be in full force and effect, and is not reinstated within thirty (30) days thereafter; (e) construction is enjoined or Borrower is enjoined or prohibited from performing any of its respective obligations under any of the Loan Documents and such injunction is not lifted within thirty (30) days after the date Borrower is notified of such injunction; (f) Borrower enters

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into any Lease of part or all of the Project in violation of the Loan Documents; (g) a mechanics' or materialman's lien is filed against the Project and is not released, waived, insured over, or bonded in accordance with Section 8.11; or (h) any stop notice served on Borrower, the General Contractor, Administrative Agent or any Lender, remains unsatisfied or unbonded for a period of forty-five (45) days after the service.
12.11    Transfer of Project. Borrower shall sell, lease, convey, assign, pledge, encumber or transfer all or any portion of that part of the Project owned by it or any interest therein, voluntarily or involuntarily, whether by operation of law or otherwise, except (a) sales and transfers of items of Personalty which have become obsolete or worn beyond practical use and which have been replaced by adequate substitutes, owned by Borrower having a value equal to or greater than the replaced items when new; and (b) the grant, in the ordinary course of business, of a leasehold interest in a part of the Improvements to a tenant for occupancy, not containing a right or option to purchase and not in contravention of any provision of the Deed of Trust or other Loan Documents.
12.12    Cost Overrun. Borrower fails or refuses upon demand by Administrative Agent to deposit (or cause to be deposited) any Borrower's Deposit with Administrative Agent within the time period specified in Section 4.3.
12.13    Destruction or Condemnation of Improvements. If any portion of the Improvements is demolished, destroyed, or substantially damaged, or any portion of the Land or Improvements is taken or threatened to be taken by eminent domain, so that in any event, in Administrative Agent 's sole judgment, the same cannot be restored or rebuilt with available funds (including amounts deposited by Borrower in the Borrower’s Deposit) to the condition existing immediately prior to such demolition, destruction, or damage within a reasonable period of time.
12.14    HEB Lease. There shall occur any default by Borrower or HEB in the due performance of or observance by it of any material term, covenant or agreement on its part to be performed pursuant to the terms of the HEB Lease that is not remedied within any grace or cure period therein provided or is not waived by HEB if Borrower is the defaulting party.
12.15    ERISA. Any of the following events shall occur or exist with respect to Borrower and any ERISA Affiliate under ERISA and the regulations promulgated thereunder:
(a)    any Reportable Event shall occur;
(b)    complete or partial withdrawal from any Multiemployer Plan shall take place;
(c)    any Prohibited Transaction shall occur;
(d)    a notice of intent to terminate an ERISA Plan shall be filed, or an ERISA Plan shall be terminated; or
(e)    circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate an ERISA Plan, or the PBGC shall institute such proceedings;
and in each case above, such event or condition, together with all other events or conditions, if any, could subject Borrower to any tax, penalty or other liability which in the aggregate may exceed $100,000.

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SECTION 13. REMEDIES
13.1    Remedies. Upon the occurrence of a Bankruptcy Default, the entire principal of and accrued interest on the Obligations (other than Obligations outstanding under any Lender Swap Agreements which shall be governed by and due in accordance with the provisions thereof) shall forthwith be due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind, all of which are hereby expressly waived by Borrower. In the event that any other Event of Default shall occur and be continuing, Administrative Agent may, without demand or notice of its election, terminate the obligation of the Lenders to make further advances hereunder and/or declare the entire unpaid balance of the Notes and all other Obligations of Borrower to the Lenders (other than Obligations outstanding under any Lender Swap Agreements which shall be governed by and due in accordance with the provisions thereof), or any part thereof, immediately due and payable, whereupon the principal of and accrued interest on such Notes and other Obligations (other than Obligations outstanding under any Lender Swap Agreements which shall be governed by and due in accordance with the provisions thereof) shall be forthwith due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent and the Lenders may (a) exercise any and all rights under or pursuant to any of the Loan Documents, and (b) exercise any and all rights afforded to Administrative Agent and the Lenders by the laws of the State of Texas or any other applicable jurisdiction or in equity or otherwise, as Administrative Agent and the Lenders may deem appropriate, and (c) terminate the commitment of the Lenders to lend up to the Committed Amount.
13.2    Application of Payments. Except as otherwise provided below with respect to Defaulting Lenders, in the event that, following the occurrence of any Event of Default, Administrative Agent receives any monies in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the collateral for the Loan ("Payments"), such monies shall be remitted to Administrative Agent, and shall be applied as follows:
first, to pay all costs and expenses incurred in connection with the enforcement of any of the Loan Documents or otherwise with respect to the realization upon any of the collateral for the Loan;
second, to pay all accrued interest on and then principal of any portion of Administrative Agent Advances which have not then been reimbursed to Administrative Agent;
third, to pay any fees, indemnities, costs, expenses (including those in Section 15.9) and reimbursements then due to Administrative Agent from Borrower;
fourth, to pay any fees, costs, expenses and reimbursements then due to Lenders from Borrower pro rata among them;
fifth, to pay pro rata interest and late charges due in respect of the Obligations and any amounts then due under any Lender Swap Agreement and any Treasury Management Obligations;
sixth, to pay or prepay pro rata principal of the Obligations (including advances to pay drawings under the Lakeway Letter of Credit);
seventh, to pay any other unpaid Obligations;

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eighth, to Cash Collateralize any undrawn amounts under the Lakeway Letter of Credit; and
last, the excess, if any, shall be returned to Borrower or to such other Persons as are entitled thereto.
The order of priority set forth in clauses "fourth", "fifth" and "sixth" above may be changed only with the prior written consent of all Lenders and the Lender Swap Providers without necessity of notice to or consent of or approval by Borrower, or any other Person.
Notwithstanding the foregoing, (a) Treasury Management Obligations and Swap Obligations shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Treasury Management Party or Lender Swap Provider, as the case may be, and (b) amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to Obligations that are Excluded Swap Obligations.
Notwithstanding the above and subject to Section 3 of Exhibit L, amounts used to Cash Collateralize the undrawn amount of the Lakeway Letter of Credit shall be applied to satisfy drawings under the Lakeway Letter of Credit as they occur. If any amount remains on deposit as Cash Collateral after the Lakeway Letter of Credit has either been fully drawn or expired, such remaining amounts shall be applied to the Other Obligations, if any, in the order set forth above.
13.3    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
13.4    Cash Collateralize Lakeway Letter of Credit. If an Event of Default shall have occurred and be continuing, PlainsCapital Bank may demand immediate payment by Borrower of an amount equal to the aggregate undrawn face amount of the Lakeway Letter of Credit to be held in a deposit account with Administrative Agent to secure amounts due from Borrower under the Lakeway Letter of Credit, which deposit shall be subject to the requirements of Section 7 of Exhibit L attached hereto.
SECTION 14. EXPENSES AND INDEMNITY
14.1    Costs and Expenses. Without limiting any Loan Document and to the extent not prohibited by applicable laws, Borrower shall pay when due, shall reimburse to Administrative Agent for

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the benefit of itself and Lenders on demand and shall indemnify Administrative Agent and Lenders from, all out‑of‑pocket fees, costs, and expenses paid or incurred by Administrative Agent (but not the other Lenders) in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents (and any amendments, approvals, consents, waivers and releases requested, required, proposed or done from time to time), or in connection with the disbursement, administration or collection of the Loan or the enforcement of the obligations of Borrower or any other Loan Party or the exercise of any right or remedy of Administrative Agent, including (a) all reasonable fees and expenses of Administrative Agent's counsel in connection with the issuance, amendment, waiver, consent, renewal, extension or otherwise of the Obligations owed under this Agreement and the Loan Documents; (b) fees and charges of each Construction Consultant, inspector and engineer; (c) Appraisal, re‑appraisal and survey costs; (d) title insurance policy and endorsement charges and premiums; (e) title search or examination costs, including abstracts, abstractors' certificates and uniform commercial code searches; (f) judgment and tax lien searches for Borrower and each Guarantor; (g) escrow fees; (h) fees and costs of environmental investigations, site assessments and remediations; (i) recordation taxes, documentary taxes, transfer taxes and mortgage taxes; (j) filing, registration and recording fees; (k) brokerage fees and commissions; and (l) fees and expenses payable to the Trustee under the Deed of Trust. Borrower shall also pay any civil penalty or fine assessed by OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by Administrative Agent or any Lender as a result of conduct of Borrower that violated a sanction enforced by OFAC. Borrower shall pay all costs and expenses incurred by Administrative Agent and each Lender (including the fees, charges and disbursements of any counsel), if the obligations or any part thereof are sought to be enforced or collected by it (or any other action has been taken in connection with protection of its rights) through an attorney at law, whether or not involving probate, appellate, administrative or bankruptcy proceedings, or otherwise, or in connection with any work-out or restructuring. Borrower shall pay all costs and expenses of complying with the Loan Documents, whether or not such costs and expenses are included in the Budget. Borrower's obligations under this Section shall survive the delivery of the Loan Documents, the making of advances, the payment in full of the Obligations, the release of any of the Loan Documents, the foreclosure of the Deed of Trust or conveyance in lieu of foreclosure, any bankruptcy or other debtor relief proceeding, and any other event whatsoever.
14.2    Borrower's Indemnity. Neither Administrative Agent nor any Indemnified Party shall be liable or responsible for, and Borrower shall indemnify each Agent-Related Person and each Indemnified Party and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively, the "Indemnitees") from and against: (a) any Claims, arising from or relating to (i) any defect in the Project or the Improvements, (ii) the performance or default of Borrower, Borrower's surveyors, architects, engineers, contractors, or any other Person engaged by or on behalf of Borrower, (iii) any failure to construct, complete, protect or insure the Improvements, (iv) the payment of costs of labor, materials, or services supplied for the construction of the Improvements, (v) the protection and preservation of the collateral for the Loan (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvements, maintenance, repair, sale and disposition), (vi) the performance of any obligation of Borrower whatsoever, or (vii) environmental damages; (b) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, out-of-pocket expenses and disbursements (including attorney fees and costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or advance of the Loan, or the Lakeway Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by PlainsCapital Bank to honor a demand for payment under the Lakeway Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of the Lakeway Letter of

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Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto; (c) any and all claims, demands, actions or causes of action arising out of or relating to the use of Information or other materials obtained through internet, Intralinks or other similar information transmission systems in connection with this Agreement; and (d) any and all liabilities, losses, costs or expenses (including attorney fees and costs) that any Indemnified Party suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnified Party is a party to such claim, demand, action, cause of action or proceeding and whether it is defeated, successful or withdrawn, (all the foregoing, collectively, the "Indemnified Liabilities"), INCLUDING IN WHOLE OR PART ANY LOSS ARISING OUT OF AN INDEMNIFIED PARTY'S STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party. Upon demand by Administrative Agent, Borrower shall diligently defend any Claim which affects the Project or is made or commenced against Administrative Agent or any Lender, whether alone or together with Borrower or any other Person, all at Borrower's own cost and expense and by counsel to be approved by Administrative Agent in the exercise of its judgment. In the alternative, at any time Administrative Agent may elect to conduct its own defense on behalf of itself or any Lender through counsel selected by Administrative Agent and at the cost and expense of Borrower. Nothing, including any advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Administrative Agent or Lenders. Inspection shall not constitute an acknowledgment or representation by Administrative Agent, any Lender or the Construction Consultant that there has been or will be compliance with the Plans, the Loan Documents, or applicable laws, Governmental Requirements and restrictive covenants, or that the construction is free from defective materials or workmanship. Inspection, whether or not followed by notice of an Event of Default, shall not constitute a waiver of any Event of Default then existing, or a waiver of Administrative Agent's and Lenders' right thereafter to insist that the Improvements be constructed in accordance with the Plans, the Loan Documents, and all applicable Governmental Requirements. Administrative Agent's failure to inspect shall not constitute a waiver of any of Administrative Agent's or Lenders' rights under the Loan Documents or at law or in equity.
14.3    Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 14.1 or Section 14.2 to be paid by it to Administrative Agent (or any sub‑agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub‑agent) or such Related Party, as the case may be, such Lender's Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub‑agent) or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub‑agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10.
14.4    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages)

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arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any advance of the Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 14.2 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
14.5    Payments. All amounts due under this Section 14 shall be payable not later than ten (10) Business Days after demand therefor.
14.6     Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
SECTION 15. AGENCY
15.1    Appointment and Authority. Each of the Lenders hereby irrevocably appoints PlainsCapital Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents, including acting as collateral agent for Lenders and the Lender Swap Providers under the Loan Documents, and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders, and the Lender Swap Providers, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
15.2    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
15.3    Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the

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other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of any doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.1 and 16.5), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Potential Default unless and until notice describing such Potential Default is given to Administrative Agent by Borrower or a Lender.
Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Sections 6, 7.3, 7.4 and 7.5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
15.4    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any advance of the Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such advance. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
15.5    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by Administrative Agent. Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related

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Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
15.6    Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, and so long as no Event of Default is then continuing, with the consent of Borrower, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Section 15 and Section 14 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Should PlainsCapital Bank resign as Administrative Agent and should the Lakeway Letter of Credit be outstanding at the time of such resignation, the successor Administrative Agent shall make such arrangements as are satisfactory to PlainsCapital Bank to effectively assume the obligations of PlainsCapital Bank with respect to the Lakeway Letter of Credit.
15.7    Non‑Reliance on Administrative Agent and Other Lenders‑. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
15.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, agents, or arrangers listed on the cover page hereof shall have any powers, duties or

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responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.
15.9    Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent‑Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it, INCLUDING THOSE IN WHOLE OR PART ARISING FROM ADMINISTRATIVE AGENT'S STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, to the extent that Administrative Agent is not reimbursed by or on behalf of Borrower, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out‑of‑pocket expenses (including attorney fees) incurred by Administrative Agent as described in this Section. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.
15.10    Releases; Acquisition and Transfers of Collateral.
(a)    Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of Lenders to transfer or sell, any collateral for the Loan (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations; (ii) constituting a release, transfer or sale of a lien or property if Borrower will certify to Administrative Agent that the release, transfer or sale is permitted under this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); or (iii) after foreclosure or other acquisition of title (1) for a purchase price of 90% of the Appraised Value indicated in the most recent Appraisal of the collateral obtained by Administrative Agent made in accordance with regulations governing Administrative Agent, less any reduction indicated in the Appraisal estimated by experts in such areas; or (2) if approved by the Required Lenders.
(b)    If all or any portion of the collateral for the Loan is acquired by foreclosure or by deed in lieu of foreclosure, Administrative Agent shall take title to the collateral in its name or by an Affiliate of Administrative Agent, but for the benefit of all Lenders in their Pro Rata Shares on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure (the "Acquisition Date"). Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any collateral so acquired. After any collateral is acquired, Administrative Agent shall appoint and retain one or more Persons (individually and collectively, "Property Manager") experienced in the management, leasing, sale and/or dispositions of similar properties.
After consulting with the Property Manager, Administrative Agent shall prepare a written plan for completion of construction (if required), operation, management, improvement, maintenance, repair, sale and disposition of the collateral for the Loan and a budget for the aforesaid, which may include a reasonable management fee payable to Administrative Agent (the "Business Plan"). Administrative Agent will deliver the Business Plan not later than the sixtieth (60th) day after the Acquisition Date to each Lender with a written request for approval of the Business Plan. If the Business Plan is approved by the Required Lenders, Administrative Agent and the Property Manager shall adhere to the Business Plan

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until a different Business Plan is approved by the Required Lenders. Administrative Agent may propose an amendment to the Business Plan as it deems appropriate, which shall also be subject to Required Lender approval. If the Business Plan (as may be amended) proposed by Administrative Agent is not approved by the Required Lenders, (or if sixty (60) days have elapsed following the Acquisition Date without a Business Plan being proposed by Administrative Agent), any Lender may propose an alternative Business Plan, which Administrative Agent shall submit to all Lenders for their approval. If an alternative Business Plan is approved by the Required Lenders, Administrative Agent may appoint one of the approving Lenders to implement the alternative Business Plan. Notwithstanding any other provision of this Agreement, unless in violation of an approved Business Plan or otherwise in an emergency situation, Administrative Agent shall, subject to subsection (a) of this Section, have the right but not the obligation to take any action in connection with the collateral (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvement, maintenance, repair, sale and disposition), or any portion thereof.
(c)    Upon request by Administrative Agent or Borrower at any time, Lenders will confirm in writing Administrative Agent's authority to sell, transfer or release any such liens of particular types or items of collateral for the Loan pursuant to this Section; provided, however, that (i) Administrative Agent shall not be required to execute any document necessary to evidence such release, transfer or sale on terms that, in Administrative Agent's opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the transfer, release or sale without recourse, representation or warranty, and (ii) such transfer, release or sale shall not in any manner discharge, affect or impair the obligations of Borrower other than those expressly being released.
(d)    If only two (2) Lenders exist at the time Administrative Agent receives a purchase offer for collateral for the Loan for which one of the Lenders does not consent within ten (10) Business Days after notification from Administrative Agent, the consenting Lender may offer (the "Purchase Offer") to purchase all of non-consenting Lender's right, title and interest in the collateral for a purchase price equal to non-consenting Lender's Pro Rata Share of the net proceeds anticipated from such sale of such collateral (as reasonably determined by Administrative Agent, including the undiscounted face principal amount of any purchase money obligation not payable at closing) (the "Net Proceeds"). Within ten (10) Business Days thereafter the non-consenting Lender shall be deemed to have accepted such Purchase Offer unless the non-consenting Lender notifies Administrative Agent that it elects to purchase all of the consenting Lender's right, title and interest in the collateral for a purchase price payable by the non-consenting Lender in an amount equal to the consenting Lender's Pro Rata Share of the Net Proceeds. Any amount payable hereunder by a Lender shall be due on the earlier to occur of the closing of the sale of the collateral or 90 days after the Purchase Offer, regardless of whether the collateral has been sold.
15.11    Benefit. The terms and conditions of this Article are inserted for the sole benefit of Administrative Agent and Lenders; the same may be waived in whole or in part, with or without terms or conditions, without prejudicing Administrative Agent's or Lenders' rights to later assert them in whole or in part.
15.12    Agent; Lead Manager. Administrative Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such lender, those applicable to all Lenders as such. Without limiting the foregoing, Administrative Agent shall not have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on Administrative Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.

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15.13    Concerning the Lakeway Letter of Credit. PlainsCapital Bank shall act on behalf of Lenders with respect to the Lakeway Letter of Credit and the documents associated therewith, and PlainsCapital Bank shall have all of the benefits and immunities provided to Administrative Agent in this Section 15 with respect to any acts taken or omissions suffered by PlainsCapital Bank in connection with the Lakeway Letter of Credit as fully as if the term "Administrative Agent" as used in Section 15 and the definition of "Agent‑Related Person" included PlainsCapital Bank as issuer of the Lakeway Letter of Credit with respect to such acts or omissions.
SECTION 16. MISCELLANEOUS
Borrower, Administrative Agent and the Lenders further covenant and agree as follows, without limiting any requirement of any other Loan Document:
16.1    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to Borrower or Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 16.1; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.7 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e‑mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the

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opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, Etc. Any party hereto may change its address or telecopier number or telephone number for notices and other communications hereunder by written notice to the other parties hereto.
16.2    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the advances of the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the advances of the Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes advances of the Loan outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the advances of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment of a term facility, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

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(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the advances of the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
(B)    the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) an unfunded or revolving facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) a funded term facility to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required by Administrative Agent; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Borrower. No such assignment shall be made to Borrower or any of Borrower's Affiliates or Subsidiaries.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3 and Section 14 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at Administrative Agent's Office a copy of each Assignment and

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Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the advances of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or Borrower or any of Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the advances of the Loan owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 15.9(d) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 16.5 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Section 3 (subject to the requirements and limitations therein, including the requirements under Section 3.2 (it being understood that the documentation required under Section 3.2 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.3 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower's request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.3 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative

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Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
16.3    Cumulative Rights and No Waiver. Each and every right granted to Administrative Agent and/or the Lenders under any Loan Document, or allowed them by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Administrative Agent and/or the Lenders, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Administrative Agent and/or the Lenders of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.
16.4    Governing Law; Jurisdiction; Venue.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.
(b)    SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH  COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(c)    WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 16.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
16.5    Amendments. Administrative Agent and Lenders shall be entitled to amend (whether pursuant to a separate intercreditor agreement or otherwise) any of the terms, conditions or agreements set forth in Section 15 or as to any other matter in the Loan Documents respecting payments to Administrative Agent or Lenders or the required number of the Lenders to approve or disapprove any matter or to take or refrain from taking any action, without the consent of Borrower or any other Person or the execution by Borrower or any other Person of any such amendment or intercreditor agreement; provided, that no change may be made to any provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without Borrower's written consent unless an Event of Default is then continuing (in which case, no consent of Borrower will be required). Subject to the foregoing, Administrative Agent may amend or waive any provision of this Agreement or any other Loan Document, or consent to any departure by any party to the Loan Documents therefrom which amendment, waiver or consent is intended to be within Administrative Agent's discretion or determination, or which otherwise in Administrative Agent's reasonable determination shall not have a Material Adverse Effect; provided, however, otherwise no such amendment, waiver or consent shall be effective unless in writing, signed by the Required Lenders and Borrower or the applicable party to the Loan Documents, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided further however, no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 13.1), without the written consent of such Lender (it being understood that a waiver of a Potential Default or an Event of Default shall not constitute an extension or increase in any Lender's Commitment);
(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any portion of the Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that Administrative Agent may waive any obligation of Borrower to pay interest at the Past Due Rate and/or late charges for periods of up to thirty days, and only the consent of the Required Lenders shall be necessary to waive any obligation of Borrower to pay interest at the Past Due Rate or late charges thereafter, or to amend the definition of "Past Due Rate" or "late charges";

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(d)    change the percentage of the combined Commitments or of the aggregate unpaid principal amount of the Loan which is required for the Lenders or any of them to take any action hereunder, without the written consent of each Lender directly affected thereby;
(e)    change the definition of "Pro Rata Share" or "Required Lender";
(f)    change any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
(g)    amend this Section, or Section 4.1, without the written consent of each Lender directly affected thereby;
(h)    release the liability of Borrower or any existing Guarantor, without the written consent of each Lender;
(i)    permit the sale, transfer, pledge, mortgage or assignment of any collateral for the Loan or any direct or indirect interest in Borrower, except as expressly permitted under the Loan Documents (including Leases approved by Administrative Agent), without the written consent of each Lender and each Lender Swap Provider; or
(j)    transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of the Lenders transfer or sell, any of the collateral for the Loan except as permitted in Section 15.10 or as otherwise permitted by the Loan Documents, without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document, (ii) only the consent of the parties thereto shall be required to amend (A) any agreement between Administrative Agent and Borrower and/or Guarantors (and not the other Lenders), and (B) any Lender Swap Agreement, and (iii) no amendment, waiver or consent shall, unless in writing and signed by PlainsCapital Bank in addition to the Lenders required above, affect the rights or duties of PlainsCapital Bank as the issuer of the Lakeway Letter of Credit or the Letter of Credit Application relating to the Lakeway Letter of Credit. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender.
16.6    Survival. This Agreement shall continue in full force and effect until the Obligations are paid and performed in full and all of Administrative Agent's and Lenders' obligations under this Agreement are terminated; and all representations and warranties and all provisions herein for indemnity of the Indemnified Parties, Administrative Agent and Lenders (and any other provisions herein specified to survive) shall survive payment in full, satisfaction or discharge of the Obligations, the resignation or removal of Administrative Agent or replacement of any Lender, and any release or termination of this Agreement or of any other Loan Documents.
16.7    Authorization to File Financing Statements. Administrative Agent is authorized to complete and file financing statements in any state to perfect the security interests granted by any of the Loan Documents.

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16.8    Partial Invalidity. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any Person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances.
16.9    Survivability. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the initial advance of the Loan and shall continue in full force and effect so long as the Obligations are outstanding or Lenders' commitments to lend up to the Committed Amount have not expired.
16.10    Waiver Fee. If Administrative Agent and/or the Lenders, as applicable, at their discretion, agree to waive or amend any terms of this Agreement, Borrower will, at Administrative Agent's option, pay Administrative Agent a reasonable fee for each waiver or amendment in an amount advised by Administrative Agent at the time Borrower requests the waiver or amendment. Nothing in this Section shall imply that Administrative Agent and the Lenders are obligated to agree to any waiver or amendment requested by Borrower. Administrative Agent may impose additional requirements as a condition to any waiver or amendment.
16.11    Reserved.
16.12    Environmental. Borrower will comply in all material respects with all environmental, health, and safety laws and regulations applicable to it. Borrower shall immediately notify Administrative Agent of any remedial action taken by Borrower under environmental laws with respect to the Project. Borrower will not use or permit any other party to use any Hazardous Materials at the Project except such materials as are incidental to Borrower's or such other party’s normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws. Borrower agrees to permit Administrative Agent, its agents, contractors and employees to enter and inspect the Project at any reasonable times upon three (3) days prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that Borrower is complying with this covenant and Borrower shall reimburse Administrative Agent on demand for the costs of any such environmental investigation and audit. Borrower shall provide Administrative Agent, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by Borrower's business operations within five (5) days of the request therefor. In addition, Borrower shall comply with all environmental requirements specified in the Deed of Trust, and to the extent there is a conflict between this Section and the Deed of Trust with respect to environmental matters, the terms and provisions of the Deed of Trust shall control.
16.13    Agreement Controlling. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents by specific reference to the applicable provisions of this Agreement, to the extent there is a conflict between the terms and provisions of this Agreement and the terms and provisions of any of the other Loan Documents, the terms and provisions of this Agreement shall control. This Agreement replaces and supersedes in its entirety that certain proposal letter and term sheet dated as of August 29, 2014.
16.14    No Partnership, Etc. The relationship between the Lenders and Borrower is solely that of lender and borrower. Neither Administrative Agent nor any Lender has any fiduciary or other special relationship with or duty to Borrower and none is created by the Loan Documents. Nothing contained in the Loan Documents, and no action taken or omitted pursuant to the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association, or special relationship between Borrower and Administrative Agent or between Borrower and any Lender or in any way make

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Administrative Agent or any Lender a co‑principal with Borrower with reference to the Project or otherwise. In no event shall Administrative Agent's rights or the Lenders' rights and interests under the Loan Documents be construed to give Administrative Agent or any Lender the right to control, or be deemed to indicate that Administrative Agent or any Lender is in control of, the business, properties, management or operations of Borrower. Any inspection or audit of the Project or the books and records of Borrower, or the procuring of documents and financial or other information, by or on behalf of Administrative Agent and the Lenders shall be for Administrative Agent's and the Lenders' protection only and shall not constitute any assumption of responsibility of Borrower or of anyone else with regard to the condition, construction, maintenance or operation of the Project or relieve Borrower of any of its obligations hereunder. Administrative Agent and the Lenders are under no duty to supervise or to inspect the Project or the construction of the Improvements nor under any duty of care to Borrower or any other Person to protect against, or inform Borrower or any other Person of the existence of negligent, faulty, inadequate or defective design or construction of Improvements. Administrative Agent and the Lenders shall not be liable or responsible for any defect in the Project or the Improvements or for any failure of Borrower or any other Person to construct, complete, protect or insure the Improvements.
16.15    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to Borrower); and (b) in the event that the maturity of the Obligations is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loan evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the Maximum Rate. If at any time and from time to time (a) the amount of interest payable to any Lender on any date shall be computed at the Maximum Rate applicable to such Lender pursuant to this Section and (b) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Maximum Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Maximum Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Maximum Rate applicable to a Lender, such Lender elects to determine the applicable

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rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to Borrower's obligations hereunder.
16.16    Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Loan Documents to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.
16.17    Form and Number of Documents. Each agreement, document, certificate, instrument, or other writing required to be delivered to Administrative Agent under any provision of this Agreement shall be in form and substance and in such number of counterparts as may be satisfactory to Administrative Agent and its counsel.
16.18    Ceiling Election. To the extent that the Lenders are relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on the Notes and/or any other portion of the Obligations, the Lenders will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent federal law permits the Lenders to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, the Lenders will rely on federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, the Lenders may, at their option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.
16.19    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words "execution," "signed," "signature," "delivery," and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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16.20    Consents. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of Administrative Agent's or Lenders' judgment is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Administrative Agent or Lenders; (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Administrative Agent or Lenders; and (c) free from any limitation or requirement of reasonableness. Notwithstanding any approvals or consents by Administrative Agent or Lenders, neither Administrative Agent nor any Lender has any obligation or responsibility whatsoever for the adequacy, form or content of the Plans, the Budget, any appraisal, any contract, any change order, any lease, or any other matter incident to the Project or the construction of the Improvements. Administrative Agent's or Lenders' acceptance of an assignment of the Plans for the benefit of Administrative Agent and Lenders shall not constitute approval of the Plans. Any inspection, appraisal or audit of the Project or the books and records of Borrower, or the procuring of documents and financial and other information, by or on behalf of Administrative Agent shall be for Administrative Agent's and Lenders' protection only, and shall not constitute an assumption of responsibility to Borrower or anyone else with regard to the condition, value, construction, maintenance or operation of the Project, or relieve Borrower of any of Borrower's obligations. Borrower has selected all surveyors, architects, engineers, contractors, materialmen and all other Persons furnishing services or materials to the Project. Neither Administrative Agent nor any Lender has any duty to supervise or to inspect the Project or the construction of the Improvements nor any duty of care to Borrower or any other Person to protect against, or inform Borrower or any other Person of the existence of, negligent, faulty, inadequate or defective design or construction of the Improvements.
16.21    Reservations of Rights. Except to the extent as otherwise required by, or expressly provided in, the provisions of this Agreement, nothing in this Agreement shall be deemed to (a) limit the applicability of any otherwise applicable statutes of limitation and any waivers contained in this Agreement, or (b) apply to or limit the right of Administrative Agent or any Lender (i) to exercise self help remedies such as (but not limited to) setoff, or (ii) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (iii) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (iv) to pursue rights against a party to this Agreement in a third-party proceeding in any action brought against Administrative Agent or any Lender in a state, federal or international court, Governmental Authority or hearing body (including actions in specialty courts, such as bankruptcy and patent courts). Subject to the terms of this Agreement, Administrative Agent and any Lender may exercise the rights set forth in clauses (i) through (iv), inclusive, before, during or after the pendency of any proceeding brought pursuant to this Agreement.
16.22    Treatment of Certain Information; Confidentiality. Each of Administrative Agent, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or Lender Swap Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the

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consent of Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.
For purposes of this Section, "Information" means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
16.23    Concerning Swap Agreements. All Swap Agreements, if any, between Borrower and any Lender Swap Provider are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Loan, except as otherwise expressly provided in said Swap Agreements, and any payoff statement from any Lender Swap Provider relating to the Loan shall not apply to said Swap Agreements except as otherwise expressly provided in such payoff statement.
16.24    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 17.    NOTICES
17.1    Notice of Final Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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17.2    USA Patriot Act Notice. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 201)) (the "Act"), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

[The remainder of this page is intentionally left blank; the signature pages follow.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BORROWER

Address for Notices:	STRATUS LAKEWAY CENTER, L.L.C.

Address for Notices:

212 Lavaca St., Suite 300	By: /s/ Erin D. Pickens
Austin, Texas 78701	Erin D. Pickens
Senior Vice President

EXHIBIT L – Page 1

ADMINISTRATIVE AGENT

Address for Notices:	PLAINSCAPITAL BANK,
as Administrative Agent

2323 Victory Avenue, Suite 300	By: /s/ Thomas Ricks
Dallas, Texas 75219	Thomas Ricks
Senior Vice President

EXHIBIT L – Page 2

LENDER

Address for Notices:	PLAINSCAPITAL BANK

2323 Victory Avenue, Suite 300	By: /s/ Thomas Ricks
Dallas, Texas 75219	Thomas Ricks
Senior Vice President

EXHIBIT L – Page 3